EXHIBIT 10.1

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

AMONG

DS HEALTHCARE GROUP, INC.,

WRG ACQUISITION CORPORATION

W/R GROUP, INC.,

WR GROUP IC-DISC, INC.,

STEFAN RUSSELL,

AND

CAREY WILLIAMS

As of DECEMBER 23, 2015

EXHIBITS

DESCRIPTION

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Exhibit A

Bill of Sale

Exhibit B

Assignment and Assumption Agreement

Exhibit C

Trademark Assignment

Exhibit D

Domain Name Assignment

Exhibit E-1

Williams Purchase Price Note

Exhibit E-2

Russell Purchase Price Note

Exhibit F

Employment Agreement – Carey Williams

Exhibit G

Employment Agreement – Stefan Russell

Exhibit H

Stockholders Agreement

Exhibit I

DiscCo Merger Agreement

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 23, 2015, by and among DS Healthcare Group, Inc., a Florida corporation (the “DSH” or “Parent”); WRG Acquisition Corporation., an Arizona corporation (the “Buyer”), W/R Group, Inc., an Arizona corporation (the “Company” or the “Seller”); Stefan Russell (“Russell”); Carey Williams (“Williams”); and, solely for purposes of Section 1.5(b) of this Agreement, WR Group IC-Disc, Inc., a Nevada corporation (“DiscCo”).  Russell and Williams are hereinafter sometimes individually referred to as a “Stockholder” and collectively, as the “Stockholders.”  The Buyer, the Seller and the Stockholders are each a “Party” and referred to collectively herein as the “Parties.”  This Agreement amends and restates in its entirety an asset purchase agreement among the Parties, dated as of August 31, 2015, as amended on December 7, 2015 (the “Prior Agreements”).

W I T N E S S E T H:

WHEREAS, the Seller and DiscCo are developers, distributors, and online retailers of advanced health and wellness products (the “Business”) with over two million customers, retailing over 400 brands and 3500 products on 70 internet storefronts; its brands sold primarily internationally include Biovea, Adrian London, Baby Labs, Enraged, Newton-Everett, Biomedx Research, Zoeez, Acnegen, Anagen Research, Keratin MD, Eurovital and Oralgen; and

WHEREAS, the Seller desires to sell to Buyer, and the Buyer desires to purchase from Seller, all of the “Purchased Assets” (as hereinafter described) and the Business conducted by Seller (the “Acquisition”), and Buyer is willing to assume, the Assumed Liabilities (as further set forth herein); and

WHEREAS, in consideration for the payment by the Buyer and the Parent of the Total Consideration (hereinafter defined) payable as set forth in this Agreement and the Buyer’s assumption of the Assumed Liabilities, the Stockholders are willing to cause the Seller to sell the Purchased Assets to the Buyer; and

WHEREAS, simultaneously with the closing of the purchase of the Purchased Assets, (a) each of Williams and Russell shall enter into five year Employment Agreements with the Company and the Buyer, and (b) the Parties shall enter into a Stockholders Agreement, all as hereinafter described; and

WHEREAS, following the closing of the purchase of the Purchased Assets and Business of , it is contemplated that WRG Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of DSH (the “Merger Subsidiary”) shall, though a merger transaction, acquire 100% of the capital stock of DiscCo pursuant to the terms of the “DiscCo Merger Agreement” (hereinafter defined), whereupon DiscCo shall be merged into the Merger Subsidiary, and Merger Subsidiary, as the Surviving Corporation, shall change its name to WR Group-IC Disc, Inc.; and

WHEREAS, the Stockholders and the board of directors of the Company believe that the sale of the Purchased Assets to the Buyer is in the best interests of the Stockholders and the Company, and the Buyer and its board of directors believe that the purchase of the Purchased Assets is in the best interests of the Buyer and its stockholders.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

1.1

Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver (collectively, “Transfer”) to Buyer, all and not less than all, of the Purchased Assets. As used in this Agreement, the term “Purchased Assets” shall include, without limitation, all of the assets, properties and rights of every type and description, including, without limitation, all real, personal and mixed, tangible and intangible assets, properties and rights, that are owned, leased, licensed or otherwise used by Seller, and wherever located and whether or not reflected on the books and records of Seller; provided, that the Purchased Assets shall not include those specific assets or properties listed in Section 1.2 hereof (the “Excluded Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, the following items, that exist on the date hereof and shall exist on the Closing Date:

(a)

Intellectual Property.  All Intellectual Property (as hereinafter defined), including, without limitation, all trademarks, trade names, trade secrets, domain names, copyrights, designs, patents, patent applications and their respective registrations and applications, and all computer software owned, leased, used, or otherwise developed by Seller or any of its Affiliates in connection with the Business, including all documentation thereof, including those items identified on Schedule 1.1(a);

(b)

Equipment.  All equipment and other tangible personal property owned, leased, used, or otherwise operated by Seller, including those items identified on Schedule 1.1(b) (collectively, the “Equipment”) and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment to the extent transferable;

(c)

Inventories.  All raw materials, work-in-process and finished goods inventories of ingredients, components and products, including , without limitation all packaging materials and product formulations, that are owned, leased, used by or otherwise available to Seller for sale in connection with the operation of the Business (collectively, the “Inventories”);

(d)

Receivables.   All credit card receivables, merchant accounts, pay pal receivables and/or all  other rights to collect funds from distributors and customers of products sold or distributed by Seller (collectively, the “Receivables”);

(e)

Contracts. All rights, title and interest in, and claims under all contracts, leases and agreements that relate to the Seller and its Business, including those set forth on Schedule 1.1(e), (collectively, the “Assumed Contracts”);

(f)

Lists.  All customer and vendor lists that relate to customers and vendors of the Seller and its Business, as well as the originals of all Assumed Contracts (or copies of the Assumed Contracts if originals are not available) and copies of all customer correspondence;

(g)

Permits.  To the extent transferable, all Permits, if any, that relate to or are maintained as part of the operations of the Business, including all right, title and interest in all security deposits, surety deposits and bonds presently maintained on behalf of Seller, if any, which relate to the Assumed Contracts;

(h)

Purchased Cash Items.  Not less than $500,000 which Seller and the Stockholders believe is adequate to cover operating expenses of the Seller and DiscCo incurred in the ordinary course of the Business through the Closing Date (collectively, the “Purchased Cash Items”), shall be included in the Purchased Assets and/or the assets of DiscCo acquired by the Company Subsidiary under the DiscCo Merger Agreement; provided, that in the event and to the extent that the Stockholders and the Parent mutually determine that the Buyer may require cash working capital in addition to $500,000, on the Closing Date, the Stockholders may elect, in the exercise of their sole discretion, to cause the Seller to lend such additional cash working capital to the Buyer, all upon such terms and conditions as the Parties may mutually agree;

(i)

Capital Stock of Subsidiaries.

All, and not less than all, of the shares of capital stock of each direct and indirect subsidiary of subsidiary of the Seller (each a “Subsidiary” and collectively, the “Subsidiaries”) that is owned of record or beneficially by Seller; all of which Subsidiaries are listed on Schedule 1.1(i) and on Schedule 2.5 to the Company Disclosure Schedules annexed hereto;

(j)

Books and Records.  Except as set forth in Section 1.3(b), books, records, accounts, ledgers, files, documents, client deliverables, correspondence, studies, reports, personnel and employment records and other records identified on Schedule 1.1(j) that are related to the Purchase Assets and the Business (collectively, the “Business Records”);

(k)

Prepayments. All prepaid rentals, deposits, advances and other prepaid expenses, relating to the Assumed Contracts;

(l)

Tax Refunds. All refunds of Taxes relating to all periods ending on or after the Closing Date;

(m)

Third Party Rights. All rights, claims, credits, causes of action or rights of setoff against third Parties to the extent relating to the operation of the Business or the ownership of the Purchased Assets on or after the Closing Date, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, sales representatives, agents, licensors and licensees and other third Parties in favor of the Business, including those arising in connection with products or services purchased by or furnished to the Business affecting any of the Purchased Assets;

(n)

Client Development Materials.  The Business’s client, potential client and business development materials identified on Schedule 1.1(n);

(o)

Confidential Information.  The exclusive Business Confidential Information that does not constitute Intellectual Property of the Business and all lists and records that relates to  prospects and sales of the Business including, but not limited to, sales forecasts, sales pipeline and sales tracking information, whether stored in computer or by any other means or media;

(p)

Deposits.  All leasehold deposits, customer deposits, other deposits and down payments for services or merchandise being purchased, all of which are listed on Schedule 1.1(p) annexed hereto (“Deposits”);

(q)

Marketing Materials.  All marketing information and promotional materials and files and any copies thereof including, without limitation, all market research, product and service feedback, product and service reviews, and focus group materials, in each case, in any and all media related solely to the Business;

(r)

Software.  All, software, programs, web site designs, books and records of Seller related to the Business, including, but not limited to, such items stored in computer or by any other means or media;

(s)

Intangible Assets.  All other intangible assets, including without limitation all "know-how," proprietary information and trade secrets relating to the Purchased Assets; and

(t)

Goodwill.  All goodwill related to the Business (the “Goodwill”);

1.2

Excluded Assets. The Purchased Assets shall not include any of the Seller's rights, privileges, title or interest in or to the assets of Seller not related to the Business and, without limiting the generality of the foregoing, shall not include the following assets (hereafter referred to as the "Excluded Assets"):

(a)

Excluded Cash Items.  All cash, cash equivalents and/or immediately marketable securities, other than the Purchased Cash Items (the “Excluded Cash Items”);

(b)

Tax Refunds.  All refunds of Taxes relating to all periods ending prior to the Closing Date;

(c)

Stock Book and Minute Book.  The stock records and minute book of the Company; and

(d)

Personnel Records. All personnel records related to Business Employees and other records that Seller is required by Law to retain in its possession or is not permitted under Law to provide to Buyer

1.3

 Assumed Liabilities. In addition to the “Base Purchase Price” (hereinafter defined), on the Closing Date, the Buyer shall assume and be responsible for only those specific liabilities and obligations set forth below in this Section 1.3, as the same shall exist on the Closing Date (collectively, the “Assumed Liabilities”):

(a)

Assumed Payables and Expenses. All of those specific accounts payable and accrued expenses of Seller that relate solely to the Business that are listed on Schedule 1.3(a)  annexed hereto and made a part hereof, as such Schedule 1.3(a) shall be updated by the Seller through the Closing Date  (the “Assumed Payables and Expenses”);

(b)

Assumed Contract Liabilities. All Liabilities and obligations from and after the Closing Date under the Assumed Contracts and leases listed on Schedule 1.1(e) that relate to the Business;

(c)

Post-Closing Contingent Liabilities.  Any product liability claims or other actions at law or in equity related to product defects, failure to comply with applicable laws and regulations or otherwise related to or arising from the Buyer’s operation of the Business for all periods following the Closing Date; and

1.4

Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, unless express or implied by the context herein, or as otherwise limited under Section 6.5 or elsewhere in this Agreement, and except for the Assumed Liabilities set forth in Section 1.3:  (a) Buyer, the Merger Subsidiary and Parent shall not, directly or indirectly, assume or become liable for any other debt, obligations, indebtedness or other liabilities or obligations of Seller or any of the Stockholders, whether or not such liabilities are required to be set forth on a Seller balance sheet prepared in accordance with GAAP, arise under any employment agreement or other Contract or writing (other than the specific Assumed Contracts referred to in Sections 1.1(e) and identified on the schedule thereto and the transactions contemplated in and by this Agreement, including without limitation those agreements and documents identified and referenced in Section 1.7) or result from any contingencies or claims of any third person, firm, entity or Governmental Entity or regulatory authority; and (b) Seller or the Stockholder, as the case may be, shall remain solely responsible for all liabilities and obligations not assumed by Buyer under this Agreement as Assumed Liabilities or otherwise undertaken by Buyer under this Agreement.  For the avoidance of doubt, only to the extent arising from events that have occurred prior to Closing, and subject to the requirement that written notice of any such claims that are received by Buyer be tendered within 30 days of receipt by Buyer to the Seller and the Stockholders, (i) subject to the last sentence of this Section 1.4, any and all VAT or other Pre-Closing Tax obligations shall be retained by Stockholders and the Seller pursuant to Section 4.11 hereof, and (ii) any fines, penalties, debts or liabilities incurred by Seller, DiscCo or any of the Stockholders  in connection with the failure by the Company or DiscCo prior to Closing to comply with any requirements or obligations to register with applicable governmental agencies or authorities, certain of the products sold by Seller, Disco or any of their Subsidiaries, directly or through distributors or fulfillment centers to retail consumers located in countries under the jurisdiction of such governmental agencies or authorities, as determined, claimed and assessed by such applicable governmental agencies or authorities, shall for all purposes be deemed to be Excluded Liabilities.  Notwithstanding the foregoing, any tax consequences of the Merger, as defined in Section 1.7, or any related liabilities, whether to DiscCo, to Russell as the sole Stockholder of DiscCo, or to Williams as a former Stockholder of DiscCo, arising as a result of the Merger failing to qualify as a tax-free merger under Section 368 and related sections of the Internal Revenue Code, thereby resulting in taxes to DiscCo, Russell or Williams, shall not, for the purposes of this Agreement or the Merger, be considered a Pre-Closing Tax obligation, shall be excluded from the Stockholders’ responsibility under Section 4.11, and shall remain covered by the tax indemnity agreement by Buyer and Buyer’s Affiliates in favor of Russell and Williams.”

1.5

Consideration.  In consideration for the sale and Transfer of the Purchased Assets, and in addition to its assumption of the Assumed Liabilities, on the Closing Date, the Buyer shall pay to the Seller aggregate consideration of up to Forty-Two Million Five Hundred Thousand ($42,500,000) Dollars (the “Total Consideration”), allocated among the Base Purchase Price and the Earn-Out Payments as set forth below.  Such Total Consideration shall be payable in the manner as set forth below.

(a)

Base Purchase Price.  On the Closing Date, the Purchase shall pay to the Stockholders in cash, by wire transfer of immediately available funds to separate bank accounts designated by each Stockholder, the sum of Thirty Million ($30,000,000) Dollars (the “Base Purchase Price”).  The Base Purchase Price shall be payable to the Stockholders on the Closing Date, as follows:

(i)

To Williams:

(A)

Twelve Million Seven Hundred and Fifty Thousand ($12,750,000) Dollars shall be paid to Williams in cash by wire transfer of immediately available funds,

(B)

One Million ($1,000,000) Dollars shall be paid to Williams in cash on a date which shall be twelve (12) months following the Closing Date, as evidenced by the Buyer’s 4% $1,000,000 promissory note which shall be unconditionally guaranteed by the Parent and in the form of Exhibit E-1 annexed hereto and made a part hereof (the “Williams Purchase Price Note”); and

(C)

Five Hundred Thousand (500,000) shares of the common stock, par value $0.001 per share, of the Parent (the “DSH Common Stock”), valued for the purposes of this Agreement at $2.50 per share.

(ii)

To Russell:

(A)

Thirteen Million Two Hundred and Fifty Thousand ($13,250,000) Dollars shall be paid to Russell in cash by wire transfer of immediately available funds;

(B)

One Million ($1,000,000) Dollars shall be paid to Russell in cash on a date which shall be twelve (12) months following the Closing Date, as evidenced by the Buyer’s 4% $1,000,000 promissory note which shall be unconditionally guaranteed by the Parent and in the form of Exhibit E-2 annexed hereto and made a part hereof (the “Russell Purchase Price Note”); and

(C)

Three Hundred Thousand (300,000) shares of DSH Common Stock, valued for the purposes of this Agreement at $2.50 per share.

(b)

Earn-Out Payments.

(i)

Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(1)

“Corporations” shall mean collectively, the Buyer and the Merger Subsidiary for all periods from and after the Closing Date, as successor in interest to the Business of the Seller and DiscCo, collectively.

(2)

“Earn-Out Payments” shall mean payments to the Seller or the Stockholders (as applicable) of a percentage of the accumulated “Pre-Tax Profits” (hereinafter defined), up to a maximum aggregate amount of $12,250,000, payable as set forth in this Section 1.5(b).

(3)

“Market Value” with respect to the DSH Common Stock, on any record date or other date for determination of value, shall be deemed to be the average of the closing price per share during the twenty (20) trading days before such record or determination date. For the purpose of all relevant provisions of this Agreement, the closing price for each day shall be the last reported sale price as reported by the Nasdaq Stock Exchange.

(4)

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, or other entity.

(5)

“Pre-Tax Profits” shall mean, with respect to any Fiscal Measuring Year, the net combined or consolidated profits of the Corporations, exclusive of and after elimination of all inter-company transactions, as determined in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis and consistent with the historical reporting practices of the Seller and DiscCo, and after deduction of all salaries and bonuses, but before deductions for (A) income taxes, (B) depreciation and amortization of intangible assets, (C) payments in respect of interest charges on any “Required Financing” (hereinafter defined) incurred by Buyer, and (D) payments of any performance bonus or profit participation payable in respect of the applicable Fiscal Measuring Year to the Stockholders pursuant to their respective Employment Agreements.

(6)

“Sale of Control” shall mean, as applied to the Parent and its consolidated Subsidiaries, or either or both of the Corporations, as applicable, the sale of all or substantially all of the assets or securities of any such Person, whether by merger, consolidation, tender offer, or like combination, in any transaction whereby the ability to elect a majority of the members of the board of directors of such Person(s) shall be vested in unaffiliated third parties.

(ii)

Agreement of the Stockholders and Allocation of Earn-Out Payments.

  The Seller and Russell hereby acknowledges, understands, and agrees to (i) irrevocably and unconditionally assign all of his rights to receive the Earn-Out Payments to Williams or Williams’ assignees, (ii) irrevocably waive all of his rights to collect, consent to or otherwise enforce the right of the

Seller or the Stockholders to receive any or all of such Earn-Out Payments, and (iii) irrevocably assigns all of such rights and interest in and to the Earn-Out Payments to Williams.  Accordingly, all payments in respect of the Earn-Out shall be payable solely to Williams or his designated assigns and all rights to enforce the rights of the Seller or the Stockholders to the Earn-Out Payments shall be vested solely in Williams.

(iii)

Earn-Out Payments. Commencing upon the Closing Date, the Seller or the Stockholders shall be entitled to receive, upon the terms and subject to the conditions hereinafter set forth, Earn-Out Payments based on the accumulated Pre-Tax Profits of the Corporations for the five consecutive fiscal years of the Corporations ending December 31, 2020, subject to extension as hereinafter provided (the “Earn-Out Period”), until the Stockholders have received a maximum aggregate amount not to exceed $12,250,000.  Such Earn-Out Payments shall be paid, as to up to $10,000,000 in cash, and as up to $2,250,000 in the form of additional shares of DSH Common Stock, all as set forth below.

(iv)

Annual Earn-Out Payments. In the event and to the extent that the Pre-Tax Profits of the Corporations in any one of the five (5) fiscal years of the Company ending December 31, 2016, December 31 2017, December 31 2018, December 31 2019 and December 31, 2020, subject to extension as set forth in  Section 1.5(b)(iv) below (each a “Measuring Fiscal Year” and collectively, the “Fiscal Measuring Years”) shall equal or exceed $8,500,000 (the “Minimum Pre-Tax Profits”), the Seller or the Stockholders shall be entitled to receive an Earn-Out Payment in the amount of $2,450,000 (the “Annual Earn-Out Payment”), which Annual Earn-Out Payment shall be allocated on the basis of $2,000,000 in cash and $450,000 in additional shares of DSH Common Stock in accordance with Section 1.5(b)(vii) below.  In the event that for any reason the actual Pre-Tax Profits in any one Measuring Fiscal Year shall be less than the Minimum Pre-Tax Profits, then and in such event, the Annual Earn-Out Payment that the Seller or the Stockholders shall be entitled to receive in respect of such Measuring Fiscal Year (the “Shortfall Measuring Year”) shall be twenty-five (25%) percent of the actual Pre-Tax Profits earned by the Corporations in such Shortfall Measuring Year.

(v)

Extension of Earn-Out Period; Maximum Annual and Total Earn-Out Payments.  Notwithstanding anything to the contrary, express or implied, set forth in this Agreement, in the event that, for any reason, the Seller or the Stockholders shall have not received the full $12,500,000 of Earn-Out Payments as at the end of the initial five (5) Fiscal Measuring Years ending December 31, 2020, the Earn-Out Period shall be automatically extended and the Earn-Out Payments shall continue in accordance with the provision of this Section 1.5(b) in each of the next immediately succeeding Fiscal Years thereafter until all $12,500,000 of Earn-Out Payments shall have been received by the Seller or the Stockholders.  In addition, and for the avoidance of doubt, in no event shall the maximum amount of Annual Earn-Out Payment payable to the Seller or the Stockholders in respect of any one Measuring Year exceed $2,450,000 (payable as to up to $2,000,000 in cash and up to $450,000 in shares of DSH Common Stock), nor may the total of all Earn-Out Payments payable to the Seller or the Stockholders over the entire Earn-Out Period exceed $12,500,000.

(vi)

Crediting of Excess Pre-Tax Profits.  In the event that the actual Pre-Tax Profits earned by the Corporations in any one or more Fiscal Measuring Year during the Earn-Out Period shall exceed the Minimum Pre-Tax Profits, then the amount of any actual Pre-Tax Profits in excess of the Minimum Pre-Tax Profits (the “Excess Pre-Tax Profits”) shall be deemed to be Pre-Tax Profits for any prior or subsequent Shortfall Measuring Year, and the Earn-Out Payment for such Shortfall Measuring Year shall be recalculated to reflect the addition of such Excess Pre-Tax Profits, subject at all times to the aggregate maximum of $2,450,000 of Earn-Out Payments during each Measuring Fiscal Year. If such recalculation results in an increase in the Earn-Out Payment to which Stockholders would have been entitled with respect to a prior Fiscal Measuring Year, then, Buyer shall remit such additional Earn-Out

Payment, subject to the provisions of this Section 1.5(b), no later than thirty (30) days following such determination by the appropriate representative of the Buyer.

(vii)

Allocation of Annual Earn-Out Payments. A maximum of $2,000,000 of each Annual Earn-Out Payment (a maximum of $10,000,000 in all Earn-Out Payments) shall be paid via wire transfer to the bank account designated by the appropriate Seller or Stockholder (“Cash Earn-Out Payments”), and a maximum of $450,000 of each Annual Earn-Out Payment (a maximum of $2,250,000 in all Earn-Out Payments) shall be paid in the form of shares of DSH Common Stock, based upon a Market Value of such DSH Common Stock valued as of the Closing Date. On the Closing Date, the Parent shall issue that number of shares of DSH Common Stock determined by dividing (A) $2,250,000, by (B) the Market Value of DSH Common Stock as of Closing Date (the “Stock Earn-Out Payment”).

(viii)

Payment of Stock-Earn Out Payment. On the Closing Date, the Parent and Buyer shall deliver the DSH Common Stock shares constituting the Stock Earn-Out Payment to a third-party escrow account, to be maintained by Wilmington Trust Company or other independent escrow agent reasonably acceptable to the Stockholders, pursuant to an escrow agreement acceptable to the Parties hereto. During the Earn-Out Period, up to 450,000 shares of DSH Common Stock shall be released to the appropriate Seller or Stockholders annually during the Earn-Out Period within thirty (30) days following delivery of calculation of the Pre-Tax Profits by the appropriate representative of the Parent as to the Pre-Tax Profits earned during the immediately preceding Fiscal Measuring Year.  Any shares of DSH Common Stock not earned as of December 31, 2020 shall be tendered back to the Buyer after December 31, 2020.

(ix)

Payment of Cash Earn-Out Payments. During the Earn-Out Period, the Cash Earn-Out Payments shall, on a quarterly basis following the end of each of the four fiscal quarter ended March 31, June 30, September 30 and December 31 of each Fiscal Measuring Year, be paid in an amount equal to the lower of (i) 25% of the Pre-Tax Profits earned during the fiscal quarters in question or (ii) $500,000, into a third-party escrow account reasonably acceptable to the Seller and Stockholders, pursuant to an escrow agreement reasonably acceptable to the Parties hereto. The Cash Earn-Out Payments shall be released to the appropriate Seller or Stockholder promptly after delivery of a review and calculation by the appropriate representative of the Buyer of the Pre-Tax Profits of the Corporations in each calendar quarter, but in no event later than fifty (50) days following the end of the calendar quarter in question. Such quarterly Annual Earn-Out Payments are subject to adjustment in the event the actual annual Pre-Tax Profits of the Corporations earned for the full Fiscal Measuring Year in question (as reviewed by the auditors for the Buyer in connection with their audit of the consolidated financial statements of DSH for such Fiscal Measuring Year) result in an increase or decrease of such quarterly Annual Earn-Out Payments made.

(x)

Letter of Credit. In order to secure payment of the Cash Earn-Out Payments, so long as the Pre-Tax Profits shall equal or exceed the $8,500,000 of Minimum Pre-Tax Profits in any one Fiscal Measuring Year, unless such requirement shall be waived in writing by the Seller or Stockholders for consideration reasonably satisfactory to Williams, as representative of the Seller and Stockholders, the Buyer shall purchase a one-year bank letter of credit to insure payment of the Cash Earn-Out Payment payable in the next succeeding Fiscal Measuring Year, which letter of credit  shall (subject to achievement of the Minimum Pre-Tax Profits at the end of the applicable Fiscal Measuring Year) be renewed annually during the five Fiscal Measuring Years.

(xi)

Dispute Resolution. In the event that the Seller or a Stockholder shall dispute the information set forth by the Buyer in the annual reports setting forth Pre-Tax Profits (the “Earn-Out Reports”), then within thirty (30) calendar days following the date of delivery of such Earn-Out Report, the Seller or Stockholder shall provide written notice to the Parent specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis of and justification for any recomputation made.  The Parties shall make good faith efforts to resolve the dispute through negotiations for a period of 30 calendar days following the receipt of the written notice defining and describing the nature of the dispute. In the event that the Parties are unable to finally resolve the dispute within such 30 calendar-day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved following such negotiations, Parent and Stockholders shall jointly select an independent accountant of recognized national standing to resolve any remaining disagreements, which independent accountant shall not have provided services to Parent, Stockholders, or the Company during the five-year period preceding the date of its selection (the “Independent Accountant”). Parent and Stockholders shall use their respective commercially reasonable efforts to cause such Independent Accountant to make its determination within 30 calendar days of accepting its selection. Within 10 business days after the date of determination of such Independent Accountant, Buyer shall pay the amount of cash and Parent shall cause the escrow agent to issue the number of shares of DSH Common Stock to Seller or the Stockholders for the applicable Earn-Out Payment, if any, in the manner set forth herein. The decision of the Independent Accountant shall be a final, binding, and conclusive resolution of the Parties’ dispute, shall be non-appealable, and shall not be subject to further review. If the Independent Accountant’s decision indicates that the applicable Pre-Tax Profits in question are equal to or greater than 110% of the amount previously reported by Buyer in the applicable Earn-Out Report, then Parent or Buyer shall be responsible for payment of all reasonable costs and expenses incurred by Stockholders in connection with the dispute, including all costs and expenses of the Independent Accountant.  In all other cases, the Seller or the Stockholders shall be responsible for payment of all reasonable costs and expenses incurred by Seller or the Stockholders in connection with the dispute, including all costs and expenses of the Independent Accountant.

(xii)

Conduct of Business During Earn-Out Periods. Each of Parent and Buyer acknowledges and agrees that the ability of the Corporations to meet the Minimum Pre-Tax Profits and the ability of the Parties to calculate fairly and measure the performance of the Corporations relative to such targets during each Fiscal Measuring Year will depend to a significant degree upon maintaining the Business of the Corporations.  Buyer (including for all purposes of this Section 1.5(b)(xi), the Merger Subsidiary and their Affiliates) agree (i) to act in good faith at all times during each Fiscal Measuring Year during the Earn-Out Period; (ii) to not fail to take any action that would be required by reasonable, skillful, prudent, and diligent business persons engaged in the independent operation of a business similar to the Business of the Corporations; and (iii) not to take any action that would be unfairly prejudicial or discriminatory to the Business of the Corporations, or the interests of the Seller or any Stockholder in receiving the Earn-Out Payments. Without limiting the generality of the foregoing, during the Earn-Out Period, Parent and Buyer will ensure as follows:

(1)

Buyer will act in good faith and, acting as a reasonably, skillful, prudent, and diligent person engaged in the independent operation of a business similar to the Business of the Corporations, use its reasonable best efforts to enable the Corporations to earn the Minimum Pre-Tax Profits during the Earn-Out Period, including providing the Corporations with sufficient liquidity in order to make the capital expenditures contemplated in the agreed-upon budgets of the Corporations;

(2)

Buyer will review, and discuss with Stockholders, the future product sourcing plans and future product pricing plans of the Business of the Corporations. Buyer will ensure that such plans are consistent with preserving the reputation and market position of the products manufactured and the brands owned by the Corporations;

(3)

Buyer and Stockholders will review and discuss, any recommendations for any new licenses, or material changes to, terminations or extensions of, existing licenses in connection with the Business of the Corporations, and in so doing, Buyer shall act as a reasonable, skillful, prudent, and diligent person engaged in the independent operation of a business similar to the business of the Corporations;

(4)

Buyer will use its reasonable best efforts to encourage and facilitate the growth and development of the Corporations;

(5)

Neither Corporation will be wound up, dissolved, or merged, amalgamated, or otherwise reorganized such that either Corporation or the business of the Corporations is no longer readily identifiable as a discreet business entity;

(6)

Separate books and records will be maintained related to each Corporation sufficient to allow independent verification of the results of the operations of the Corporations through the Earn-Out Period, for purposes of calculating Pre-Tax Profits;

(7)

Unless Buyer has received prior written authorization from the Stockholders, neither Corporation will accelerate or delay the recognition of revenue or expense or delay investment in working or fixed capital, but shall account of such items in accordance with GAAP; and

(8)

Buyer shall not terminate, hinder, obstruct, or adversely alter in any respect any arrangements, written agreements, or business relationships in effect as of the Closing Date between the Corporations and its agents or suppliers or customers if such action would not be taken by reasonable, skillful, prudent, and diligent business persons engaged in the independent operation of a business similar to the business of the Corporations.

(xiii)

Accelerated Payments.  In the event that any of the following events (each, a “Trigger Event”) occurs, then within five business days after the occurrence of such Trigger Event, Buyer shall pay the amounts of cash and issue the number of shares of DSH Common Stock (or cause to be issued or paid) to Stockholders in accordance with the maximum amount of Earn-Out Payments that could otherwise be earned by Stockholders pursuant to this Section 1.5(b), regardless of whether the Minimum Pre-Tax Profits have been or will be achieved for such Fiscal Measuring Year:

(1)

Buyer violates any of the terms of Section 1.5(b) in any material respect, and Buyer does not cure such violation within sixty (60) calendar days of receipt of notice of such violation;

(2)

Except in connection with a Sale of Control of the Parent and its consolidated Subsidiaries (including the Corporations), the Parent shall effect a Sale of Control of either or both of the Buyer or the Merger Subsidiary;

(3)

Either Buyer or the Merger Subsidiary dissolve or terminate their existence as a going business concern;

(4)

Buyer becomes insolvent, suffer the entry of a judgment, decree, or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any bankruptcy or insolvency laws that is not promptly stayed or reversed, commence any voluntary preceding under any bankruptcy or insolvency laws, undertake any type of general creditor work out, or make a general assignment for the benefit of creditors; or

(5)

Parent or the Corporations takes any corporate or other action to authorize or cause any of the foregoing.

1.6

The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law LLP, in New York, New York, commencing at 10:00 a.m. local time, or via the exchange of electronic signature pages, on such date as all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).  Notwithstanding the foregoing, the Parties hereto agree that to the extent possible (a) the acquisition of the Purchased Assets and assumption of the Assumed Liabilities shall be treated for all purposes as if it had been consummated on January 1, 2016 (the “Effective Closing Date”), (b) the Buyer shall be treated as the owner of the Purchased Assets and the Business of the Seller and its Subsidiaries on and after the Effective Closing Date, and (c) the results of operations of the Business of the Seller and its Subsidiaries on and after the Effective Closing Date shall be attributed to the Buyer.  In no event shall the Closing and the Closing Date be later than February 5, 2016 (the “Outside Closing Date”), unless otherwise approved in writing by each of the Stockholders and the Buyer.   As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.7

Actions to be Taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

(a)

Seller will execute and deliver to Buyer a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”) and an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) each duly executed by Seller, together with such other instruments of conveyance and evidence of the transfer of title to the Purchased Assets from Seller to Buyer including without limitation a Trademark Assignment to Seller substantially in the form attached hereto as Exhibit C (the “Trademark Assignment”), and a Domain Name Assignment to Buyer substantially in the form attached hereto as Exhibit D (the “Domain Name Assignment”);

(b)

the Stockholders and the Seller shall deliver to the Buyer the various certificates, instruments and documents required to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(c)

the Buyer shall deliver to the Seller and the Stockholders the various certificates, instruments and documents required to be delivered by the Buyer and/or its subsidiaries pursuant to Sections 5.1 and 5.3;

(d)

the Buyer shall pay to Williams the sum of Twelve Million Seven Hundred and Fifty Thousand ($12,750,000) Dollars by wire transfer of immediately available funds to a bank account designated by Williams;

(e)

the Buyer shall pay to Russell the sum of Thirteen Million Two Hundred and Fifty Thousand ($13,250,000) Dollars by wire transfer of immediately available funds to a bank account designated by Russell;

(f)

The Buyer and the Parent shall deliver to each of Williams and Russell their respective Williams Purchase Price Note and Russell Purchase Price Note in the forms of Exhibit E-1 and Exhibit E-2 annexed hereto and made a part hereof (collectively, the “Purchase Price Notes”);

(g)

The Parent shall deliver to each of Williams and Russell stock certificates evidencing 500,000 shares of DSH Common Stock and 300,000 shares of DSH Common Stock, issuable to Williams and Russell, respectively, pursuant to Clause (C) of Section 1.5(a)(i) of this Agreement;

(h)

Williams and the Buyer shall enter into a five-year employment agreement in substantially the form of Exhibit F annexed hereto and made a part hereof (the “Williams Employment Agreement”);

(i)

Russell shall enter into a five-year employment agreement with DSH and the Merger Subsidiary, in substantially the form of Exhibit G annexed hereto and made a part hereof (the “Russell Employment Agreement”);

(j)

Williams, Russell, the Corporations and the Parent shall each execute and deliver the stockholders agreement in the form of Exhibit H annexed hereto and made a part hereof (the “Stockholders Agreement”);

(k)

Russell, DiscCo and the Merger Subsidiary shall have entered into an agreement and plan of merger in the form of Exhibit I annexed hereto and made a part hereof (the “DiscCo Merger Agreement”), pursuant to which DiscCo shall be merged with and into the Merger Subsidiary (the “Merger”) with the Merger Subsidiary as the surviving corporation of the Merger; and

(l)

Immediately upon Closing, DSH or the Buyer shall arrange to pay to Williams, by wire transfer of immediately available funds to a bank account designated by Williams, the outstanding accrued principal and interest payable under that certain $4,000,000 secured promissory note dated July 15, 2015 of DiscCo (the “DiscCo Purchase Note”) assumed by the Merger Subsidiary under the DiscCo Merger Agreement.

1.8

Possession of Purchased Assets.   Simultaneous with the Closing Date, the Seller and the Stockholders shall give the Buyer full possession and enjoyment of the Purchased Assets and the Business of the Seller.

1.9

Additional Actions.  If at any time after the Closing Date, the Parties shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Buyer, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Purchased Assets or the Company, or (b) otherwise to carry out the purposes of this Agreement, Buyer and the Company and their proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Buyer or the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and the Purchased Assets, as applicable, and otherwise to carry out the purposes of this Agreement.

1.10

Bank Accounts.  On the Closing Date, Williams, Russell and a person designated by the Buyer (the “Buyer Representative”) shall be included as authorized signatories to the bank accounts to be established by the Corporations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY

The Stockholders, on a several but not joint basis, and the Company represent and warrant to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer no later than thirty (30) days following the date of this Agreement (the “Company Disclosure Schedule”). Except for the representations and warranties contained in Sections 2.1, 2.2, 2.3 and 2.4, which are made (subject only to the specific exceptions set forth below) without qualification, all of the other representations and warranties of the Company Stockholder contained in this Article II are made “to the knowledge” of the Company or “to the knowledge” of the Stockholders.  For purposes of this Article II, the phrase “to the knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Stockholders, after due inquiry, and acting in his capacity as a stockholder, executive officer and director of the Company.

The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II.

2.1

Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished or made available to the Buyer complete and accurate copies of its certificate of incorporation and bylaws.  The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.  The Company is a SubChapter S corporation within the meaning of Section 1361, et. seq. of the Code. Notwithstanding the foregoing, due to the fact that the Company operates in foreign jurisdictions via the Internet, both domestically and internationally, no general representations as to qualifications in all such jurisdictions can be made. However, to the knowledge of the Stockholders, no claims have been made in any jurisdictions that the Company is not qualified to conduct business there or is not in good standing there.

For purposes of this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Company; provided, however, that changes or effects relating to the following clauses (a) through (i) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in laws or orders or regulations or interpretations thereof or changes in GAAP or accounting requirements or principles or interpretations thereof or any other change or effect arising out of or relating to any Action or Order before a Governmental Entity; (c) changes affecting industries, markets or geographical areas in which the Company conducts its business; (d) the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the business of the Company; (e) the consummation of the transactions contemplated by this Agreement or any actions by Buyer taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, regardless of whether occurring or commenced before or after the date of this Agreement; (g) fluctuations or changes in the value of the Euro, the United States dollar or any adverse economic event affecting the European Union generally; or (h) any other events or circumstances beyond the reasonable control of the Company.

2.2

Capitalization.  The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock.  As of the date of this Agreement and as of immediately prior to the Closing Date, and without giving effect to the transactions contemplated by this Agreement or any of the other Transaction Documentation, 1,000 shares of Company Common Stock are issued and outstanding.  Fifty (50%) percent of the issued and outstanding shares of Company Common Stock is owned of record and beneficially by Russell and fifty (50%) percent of the issued and outstanding shares of Company Common Stock is owned of record and beneficially by Williams.  There are no other shares of capital stock of either the Company issued and outstanding and there are no options, warrants, convertible notes or debentures or other rights (whether under Contract or otherwise) granting any Person the right to acquire or subscribe to any capital stock of the Company. All of the issued and outstanding shares of Company Common Stock has been duly authorized, validly issued, fully paid, non-assessable and, effective as of the Closing Date, free of all preemptive rights.  Except for a stock buy/sell agreement among the Stockholders, as amended to date (the “Buy/Sell Agreement”), to the knowledge of the Stockholders, there are no other agreements among other parties, to which the Company or the Stockholders are parties, and to which they are bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  At the Closing Date, the Buy/Sell Agreement shall automatically and without any further action on the part of the Company or the Stockholders, terminate in accordance with its terms.

2.3

Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  By their execution and delivery of this Agreement each of the Stockholders, both in their individual capacities and as members of the board of directors of the Company, do hereby approve and adopt in all respects this Agreement and all of the transactions contemplated by this Agreement and the Exhibits and Schedules hereto (collectively, the “Transaction Documents”) and do hereby acknowledge that such approval by each of the Stockholders, represents the vote of all of stockholders of the Company as required by applicable Law.  The consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary individual and corporate action on the part of the Company and the Stockholders.  This Agreement and the Exhibits hereto have been duly and validly executed and delivered by the Stockholders and the Company and constitutes a valid and binding obligation of the Stockholders and the Company, enforceable against them in accordance with their respective terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4

Non-contravention.  Neither the execution and delivery by Stockholders or the Company of this Agreement nor the consummation by the Stockholders and the Company of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Stockholders or the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) except as set forth or otherwise contemplated in this Agreement, the DiscCo Merger Agreement, or any of the Transaction Documents, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Stockholders or the Company is a party or by which the Company is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Company Disclosure Schedule, for which the Stockholders or the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company, or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Stockholders or the Company or any of its properties or assets.  For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and (iv) interests pledged or committed in the Ordinary Course of Business in connection with financing and vendor agreements; and “Ordinary Course of Business” means the ordinary course of the Business of the Company and DiscCo, consistent with past custom and practice (including with respect to frequency and amount).

2.5

Subsidiaries.  Schedule 2.5 to the Company Disclosure Schedules lists the name, record owner and jurisdiction or organization of each of the Company Subsidiaries.

2.6

Compliance with Laws.

(a)

The Company and the conduct and operations of its Business, is in full compliance with all rules and regulations of the United States Food and Drug Administration (the “FDA”) and all of the products sold by the Company outside of the United States that might require registration under the Laws of any such foreign jurisdiction, are vitamin supplements or nutraceutical products that would not otherwise require registration with or approval by the FDA if such products had been sold within the United States;

(b)

Except as disclosed on Schedule 2.6 to the Company Disclosure Schedule, the Company and the conduct and operations of its Business, is in compliance with all Laws applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c)

The Company has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(d)

Except as disclosed on Schedule 2.6 to the Company Disclosure Schedule, the Company has not, and the past and present officers, directors and Affiliates of the Company has not, been the subject of, nor does any officer or director of the Company has any reason to believe that the Company or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(e)

The Company has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(f)

The Company has not, and the Stockholders or other past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any United States federal or state agency having regulatory authority over such entity or person; and

(g)

The Company does not and will not on the Closing, have any undisclosed liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements.

2.7

Financial Statements.  The Stockholders have provided or made available to the Buyer (a) the unaudited (after giving effect to the elimination of all inter-company transactions as between the Company and DiscCo) consolidated balance sheets of the Company and DiscCo (the “Company Balance Sheets”) at December 31, 2013 and December 31, 2014 (the “Company Annual Balance Sheets”), (b) the related statements of operations and cash flows for the period from January 1, 2013 to December 31, 2013 and January 1, 2014 to December 31, 2014 (the “Company Annual Income Statements” and together with the Company Annual Balance Sheets, the “Company Annual Financial Statements”), and (c) the unaudited balance sheet and statement of operations of the Company for the nine (9) months ended September 30, 2015 (the “2015 Financial Statements”).  The Company Annual Financial Statements and the 2015 Financial Statements are attached as Section 2.7 of the Company Disclosure Schedule. Prior to the Closing Date, the Stockholders will cause the Company to deliver to the Buyer, if required under Regulation S-X, as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the unaudited consolidated balance sheets and statements of operations of the Company and DiscCo for the nine (9) months ended September 30, 2015 (collectively, together with the 2015 Financial Statements, the “Interim Financial Statements”).  The Company Annual Financial Statements and the Interim Financial Statements have been, and when delivered, will fairly present in all material respects the financial condition, results of operations and cash flows of the Company and as of the respective dates thereof and for the periods referred to therein. To the knowledge of the Stockholders, the Company Annual Financial Statements and the Interim Financial Statements may be retroactively adjusted to be in accordance with GAAP.

2.8

Absence of Certain Changes.  Since June 30, 2015, and except as set forth in Section 2.8 of the Company Disclosure Schedule, (a) to the knowledge of the Stockholders and the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.9

Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company

September 30, 2015 Balance Sheet referred to in Section 2.7, (b) liabilities not exceeding $25,000 in the aggregate that have arisen since September 30, 2015 in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.10

Tax Matters.

(a)

For purposes of this Agreement, the following terms shall have the following meanings:

(i)

“Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added or VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)

“Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied by the Company or the Stockholders to a taxing authority in connection with the Taxes.

(b)

The Company has elected to be taxed as a SubChapter S corporation under Section 1361 et. seq. of the Code since June 7, 2001.  The Company has no potential built in gain tax under Section 1374 of the Code.

(c)

Except as set forth in Section 2.10 of the Company Disclosure Schedule, each of the Stockholders or the Company has filed on a timely basis (taking into account any valid extensions) all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the DiscCo are or were members.  The Stockholders and the Company, as applicable, have paid on a timely basis all Taxes that were due and payable in accordance with the Tax Returns.  The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet.  Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Stockholders have no actual or potential liability for any Tax obligation of any taxpayer other than the Company and DiscCo (including without limitation any affiliated group of corporations or other entities that included the Company or DiscCo during a prior period).  All Taxes that the Company or DiscCo is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(d)

Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Stockholders have delivered or made available to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements or notices of deficiencies assessed or proposed to be assessed against or agreed to by the Stockholders or the Company since the date of the Company’s incorporation (the “Organization Date”).  No examination or audit of any Tax Return of the Stockholders or the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.  Neither the Stockholders nor the the Company has been informed by any jurisdiction that the jurisdiction believes that the Company or the Stockholders was required to file any Tax Return that was not filed.  Neither the Company nor the Stockholders has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(e)

The Company: (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or DiscCo are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company ) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; (v) is not or has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (vi) there are no Tax rulings of which Company is a subject, requests for rulings by Company, or closing agreements entered into by Company that could affect such entity’s liability for Taxes for any period after the Closing Date; (vii) the Company has not engaged in a reportable transaction; (viii) no power of attorney with respect to any Tax matter is currently in force with respect to the Company that would, in any manner, bind, obligate, or restrict Buyer.

(f)

None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(g)

Neither the Company nor the Stockholders (i) has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code, (ii) has any knowledge that any taxing authority has proposed any such adjustment or change, which proposal is currently pending; and (iii) has an application pending with any taxing authority requesting permission for any change in accounting methods that relates to the Company.

(h)

No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

(i)

The Stockholders and the Company have not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under and within the meaning of Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) have not been adequately disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(j)

The Company is not a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the

Company. The Company does not own any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(k)

 The Company has never been (i) a “passive foreign investment company,” (ii) a “foreign personal holding company,” (iii) a “foreign sales corporation,” (iv) a “foreign investment company,” or (v) a Person other than a United States Person, each within the meaning of the Code.

(l)

There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Company’ assets or real property.

2.11

Assets.  The Company owns or leases all tangible assets reasonably necessary for the conduct of its Business as presently conducted.  Except as set forth in Section 2.11 of the Company Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  Except as set forth in Section 2.11 of the Company Disclosure Schedule, no asset of the Company (tangible or intangible) (including without limitation any shares or other equity interests in or securities of the Company is subject to any Security Interest.

2.12

Owned Real Property.  The Company owns no real property.

2.13

Real Property Leases.  Section 2.13 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Company has delivered or made available to the Buyer complete and accurate copies of the leases and subleases listed in Section 2.13 of the Company Disclosure Schedule.  With respect to each lease and sublease listed in Section 2.13 of the Company Disclosure Schedule:

(a)

the lease or sublease is a legal, valid, binding and enforceable obligation of the Company or Company Subsidiary party thereto and is in full force and effect;

(b)

the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Company or, to the knowledge of the Stockholders and the Company, any other party under such lease or sublease; neither the Company nor, to the knowledge of the Stockholders and the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Stockholders and the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Stockholders and the Company, any other party under such lease or sublease, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect;

(c)

the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(d)

to the knowledge of the Stockholders and the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded Security Interests, leases, easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company.

2.14

Contracts.

(a)

Section 2.14 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement (other than the Transaction Documentation (as hereinafter defined)):

(i)

any agreement (or group of related agreements) for the lease of personal property from or to third parties (A) which provides for lease payments in excess of $25,000 per annum or (B) which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;

(ii)

any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of $25,000, or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)

any agreement which, to the knowledge of the Stockholders and the Company, establishes a material joint venture or legal partnership;

(iv)

any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)

any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;

(vi)

any employment agreement, executive agreement (including without limitation the Hutz Agreement) or consulting agreement which provides for payments in excess of $50,000 per annum (other than employment or consulting agreements terminable on less than thirty (30) days’ notice);

(vii)

any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”) (other than stock subscription, stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to Buyer);

(viii)

any agreement or commitment for capital expenditures in excess of $25,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $100,000 in the aggregate for all projects);

(ix)

any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x)

any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)

any agreement, other than as contemplated by this Agreement, relating to the future sales of securities of the Company; and

(xii)

any other agreement (or group of related agreements) (A) under which the Company is obligated to make payments or incur costs in excess of $25,000 in any year or (B) not entered into in the Ordinary Course of Business, in each case which is not otherwise described in clauses (i) through (xi).

(b)

The Stockholders have delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.14 of the Company Disclosure Schedule.  With respect to each agreement so listed, and except as set forth in Section 2.14 of the Company Disclosure Schedule:  (i) the agreement is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity and will be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Stockholders and the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Stockholders and the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Stockholders and the Company, any other party under such contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect.

2.15

Accounts Receivable.  Except as disclosed on Schedule 2.15 to the Company Disclosure Schedules, all accounts receivable of the Company reflected on the Company Balance Sheet as at December 31, 2014, and to be reflected on the most recent Company balance sheet included in the Interim Financial Statements, are and shall be valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet.  Except as disclosed on Schedule 2.15 to the Company Disclosure Schedules, (which Company Disclosure Schedule may be updated by the Stockholders through the date of the latest Interim Financial Statement), all accounts receivable reflected in the financial or accounting records of the Company that have arisen since December 31, 2014 are and shall be valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet including in the latest Interim Financial Statement.

2.16

Powers of Attorney.  Except as set forth in Section 2.16 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.17

Insurance.  Section 2.17 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Company nor the Stockholders may be liable for retroactive premiums or similar payments, and the Company  are otherwise in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing Date in accordance with the terms thereof as in effect immediately prior to the Closing Date.

2.18

Warranties.  No product or service sold or delivered by the Company is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale by the Company which are set forth in Section 2.18 of the Company Disclosure Schedule.

2.19

Litigation.  Except as set forth in Section 2.19 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the knowledge of the Stockholders and the Company, threatened against the Company which (a) seeks either damages in excess of $25,000 individually or $50,000 in the aggregate, (b) if determined adversely to the Company, could have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.20

Employees.

(a)

Section 2.20 of the Company Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $50,000 per year, along with the position of each such person.  Each such person is a party to a non-disclosure and assignment of inventions agreement with the Company.  To the knowledge of the Stockholders and the Company, no key employee (within the meaning of Section 416 of the Code) or group of employees acting in concert has any plans to terminate employment with the Company.

(b)

The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the knowledge of the Stockholders and the Company, (i) no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company, and (ii) to the Company’s knowledge, there are no circumstances or facts which could individually or collectively give rise to a suit against the Company by any current or former employee or applicant for employment based on discrimination prohibited by fair employment practices laws.

2.21

Employee Benefits.

(a)

For purposes of this Agreement, the following terms shall have the following meanings:

(i)

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing  direct or indirect compensation for services rendered, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Company Subsidiary.

(b)

Section 2.21(b) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate (collectively, the “Company Benefit Plans”).  Complete and accurate copies of (i) all Company Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last two plan years for the Company Benefit Plan, have been made available to the Buyer.  Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, the Company Benefit Plan has been administered in all material respects in accordance with its terms and the Company and the ERISA Affiliates have in all material respects met their obligations with respect to such Company Benefit Plan and have made all required contributions thereto not later than the due date therefor (including extensions).  The Company, each ERISA Affiliate and the Company Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to the Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)

To the knowledge of the Stockholders and the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders, qualified medical support orders or similar benefit directives) against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability.

(d)

Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)

At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)

There are no unfunded obligations under any Company Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law.  The assets of the Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(g)

No act or omission has occurred and no condition exists with respect to any Company Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Benefit Plan.

(h)

No Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)

The Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

(j)

Section 2.14 or Section 2.21(j) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  The accruals for vacation, sickness and disability expenses are accounted for on the Company Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.22

Inventories.

The Inventories of the Company consists of manufactured and purchased parts, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the June 30, 2015 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

2.23

Environmental Matters.

(a)

The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  There is no pending or, to the knowledge of the Stockholders and the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or DiscCo, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.  As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)

To the knowledge of the Stockholders and the Company, without independent investigation, there are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.

(c)

To the knowledge of the Stockholders and the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.24

Customers.  Section 2.24 of the Company Disclosure Schedule sets forth a list of each customer that accounted for more than 10% of the revenues of the Company (including sales made by DiscCo which shall be separately set forth on Schedule 2.25) during the last full fiscal year and the amount of revenues accounted for by such customer during such period.  No such customer has notified the Company in writing within the past year that it will stop buying products or services from the Company.

2.25

Permits.  Section 2.25 of the Company Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including, without limitation, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, and including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) from any Governmental Entity (“Permits”) issued to or held by the Company.  Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each such Permit is in full force and effect and, to the knowledge of the Stockholders and the Company, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Stockholders and the Company, there is no reasonable basis for believing that such Permit will not be renewable upon expiration.  Except for such instances as would not reasonably be expected to have a Company Material Adverse Effect, each such Permit will continue in full force and effect immediately following the Closing.

2.26

Certain Business Relationships with Affiliates.  Except as listed in Section 2.26 of the Company Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in the business of the Company, (b) to the knowledge of the Stockholders and the Company, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.  Section 2.26 of the Company Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company and any Affiliate of the Company which have occurred or existed since the Organization Date, other than employment agreements or other compensation arrangements.

2.27

Brokers’ Fees.  Except as listed in Section 2.27 of the Company Disclosure Schedule neither the Stockholders nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28

Books and Records.  The minute books and other similar records of the Company and the Company Subsidiary contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.29

Intellectual Property

(a)

The Company owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

(b)

Section 2.29(b) of the Company Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity by the Company or for which an application for registration has been filed with any Governmental Entity by the Company, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.  Section 2.29(b) of the Company Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the

Company in excess of $25,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company.

(c)

Except as set forth on Section 2.29(c) of the Company Disclosure Schedule, all Intellectual Property Rights of the Company that have been registered by it with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d)

The Company is not in breach, and will not as a result of the consummation of the transactions contemplated by this Agreement be in breach, in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of the Company, or any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company or uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e)

Except as set forth on Section 2.29(e) of the Company Disclosure Schedule, the Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right the Company has not received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right.  With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any Third Party Intellectual Property Rights in any material manner.

(f)

To the knowledge of the Stockholders and the Company, except as set forth on Section 2.29(f) of the Company Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of the Company  in a manner that has a material impact on the business of the Company or DiscCo, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse Effect.

2.30

Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.31

Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Stockholders or the Company represents and warrants that it has made reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, reasonable inquiry by its directors, officers and key personnel.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER

The Parent and the Buyer represents and warrants to the Stockholders that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Buyer to the Company no later than thirty (30) days following the date of this Agreement (the “Parent Disclosure Schedule”).  The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III.  For purposes of this Article III, the phrase “to the knowledge of the Buyer” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of the Parent and Buyer following a reasonable inquiry.

3.1

Organization, Qualification and Corporate Power.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of the Parent and Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Each of the Parent and the Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Buyer has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws.  The Buyer has been recently formed solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and in the Transaction Documents.  Except as aforesaid, the Buyer has conducted no trade or business activities.  The Parent is not in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, or its bylaws, as amended to date.

3.2

Capitalization.  As of the date of this Agreement, and prior to giving effect to the issuance of the Series A Preferred Stock, the authorized capital stock of the Parent consists of (a) 250,000,000 shares of the common stock of the Parent, par value $0.001 per share (the “DSH Common Stock”), of which 20,148,675 shares are issued and outstanding as at December 17, 2015, excluding (i) 2,000,000 additional shares of DSH Common Stock sold to certain institutional investors for $2.50 pursuant to a registered direct offering and a Section 424B prospectus supplement filed with the SEC on December 20, 2015 (the “December Pro Sup”), (ii) 1,036,140 shares of DSH Common Stock issuable upon the exercise of outstanding options or warrants, and (iii) 1,500,000 shares of DSH Common Stock issuable upon exercise of warrants to be issued in a private placement described in the December Pro Supp; and (b) 30,000,000 shares of preferred stock, $0.001 par value per share, containing such rights and privileges as the board of director of Buyer may determine from time to time, of which no shares of preferred stock are outstanding.  The authorized capital stock of Buyer consists of 1,000 shares of common stock, $10.00 par value per share (the “Buyer Common Stock”).  One Hundred (100%) Percent of the Buyer Common Stock is owned of record and beneficially by the Parent.  The DSH Common Stock is presently eligible for quotation and trading on the Nasdaq Capital Markets. (“Nasdaq”) and is not subject to any notice of suspension or delisting.  All of the issued and outstanding shares of DSH Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights.  Except as contemplated and actually disclosed by the Transaction Documents or as described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance or redemption of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent or the Buyer.  Except as contemplated and actually disclosed by the Transaction Documents, there are no agreements to which the Parent or the Buyer is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent or the Buyer.  To the Knowledge of the Parent, there are no agreements among other parties, to which the Parent or Buyer is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent or the Buyer.  All of the issued and outstanding shares of DSH Common Stock and Buyer Common Stock were issued and remain in compliance with applicable federal and state securities laws.  The DSH Common Stock to be issued at the Closing in respect of the Earn-Out Payments pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights, encumbrances, liens, pledges, and security interests, and will be issued in compliance with applicable federal and state securities laws.

3.3

Authorization of Transaction.  Each of the Parent and the Buyer has all requisite power and authority to execute and deliver this Agreement and the Exhibits hereto and to perform its obligations hereunder and thereunder.  The execution and delivery by the Parent and Buyer of this Agreement and the other Transaction Documents, and the consummation by the Parent and Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Buyer.  Each of the documents included in the Transaction Documents has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Parent and Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.4

Noncontravention.  Except for (A) filings required under the Securities Act of 1933, as amended and/or the Securities and Exchange Act of 1934, as amended, and (B) Security Interests that may be granted by Parent and its Subsidiaries and/or the Buyer and Merger Subsidiary in connection with the “Required Financing” contemplated by  Section 4.6 of this Agreement, neither the execution and delivery by the Parent and Buyer of this Agreement or the Transaction Documentation, nor the consummation by the Parent and Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or Buyer, (b) require on the part of the Parent or Buyer, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or Buyer is a party or by which either is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a DSH Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a DSH Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or Buyer or (e) violate any Laws applicable to the Parent, Buyer or Merger Subsidiary or any of their properties or assets.  For purposes of this Agreement, “DSH Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Parent, the Buyer and their respective subsidiaries, when taken as a consolidated whole.

3.5

DSH Subsidiaries.  The Parent has the subsidiaries listed on Schedule 3.5 to the Parent Disclosure Schedules (the “DSH Subsidiaries” or a “DSH Subsidiary”).  Each of the DSH Subsidiaries is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization and each jurisdiction in which it conducts business for which such existence and good standing are required.  None of the DSH Subsidiaries is in default under or in violation of any provision of its charter, bylaws or other organizational documents.  All of the issued and outstanding shares of capital stock of each Merger Subsidiary are duly authorized, validly issued, fully-paid, non-assessable and free of preemptive rights.  All shares of each DSH Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  Except as disclosed in the SEC Reports referred to in Section 3.6 below, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or any DSH Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent or such DSH Subsidiary (except as contemplated by this Agreement).  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any DSH Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any DSH Subsidiary.

3.6

SEC Reports.

The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) registration statements on Form S-1 or other applicable form (collectively, Registration Statements”) for registering securities under the Securities Act of 1933, as amended (the “Securities Act”), and (b) all reports required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) Annual Report on Form 10-K for the fiscal years ended December 31, 2014, and 2013, as filed with the SEC, which contained audited balance sheets of the Parent as of December 31, 2014 and 2013, and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2015 (iii) all other reports filed by the Parent under Section 13 or subsections (a) or (iv) of Section 14 of the Exchange Act with the SEC (such of the foregoing filings with the SEC are collectively referred to herein as the “Parent SEC Reports”).  The Parent SEC Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement.  The Parent SEC Reports have complied and remain compliant in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent SEC Reports.  As of their respective dates, the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain, and they currently do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the DSH Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

3.7

Compliance with Laws.  Each of the Parent and its DSH Subsidiaries:

(a)

and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Parent, any DSH Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect;

(b)

has complied and remains compliant with with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)

has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)

has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)

has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)

does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)

is not a “shell company” or a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8

Financial Statements.  The audited financial statements and unaudited interim financial statements of the Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

3.9

Absence of Certain Changes.  Since the date of the balance sheet contained in the most recent Parent SEC Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a DSH Material Adverse Effect and (b) neither the Parent nor any DSH Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.7.

3.10

Undisclosed Liabilities.  None of the Parent and its DSH Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent SEC Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent SEC Report in the Ordinary Course of Business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.11

Off-Balance Sheet Arrangements. Neither the Parent nor any of its DSH Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its DSH Subsidiaries in the Parent’s or such Subsidiary's published financial statements or other Parent SEC Reports.

3.12

Tax Matters.

(a)

Each of the Parent and its DSH Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Neither the Parent nor any of its DSH Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its DSH Subsidiaries are or were members.  Each of the Parent and its DSH Subsidiaries has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Parent and its DSH Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent  SEC Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet.  Neither the Parent nor any of its DSH Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its DSH Subsidiaries during a prior period) other than the Parent and its DSH Subsidiaries.  All Taxes that the Parent or any of its DSH Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)

The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its DSH Subsidiaries since April 10, 2013 (which was the date of the Parent’s incorporation).  No examination or audit of any Tax Return of the Parent or any of its DSH Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated.  Neither the Parent nor any of its DSH Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries was required to file any Tax Return that was not filed.  Neither the Parent nor any of its DSH Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)

Neither the Parent nor any of its DSH Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Parent and its DSH Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)

None of the assets of the Parent or any of its DSH Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest of which is tax exempt under Section 103(a) of the Code.

(e)

Neither the Parent nor any of its DSH Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f)

No state or federal “net operating loss” of the Parent determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

(g)

Neither the Parent nor any of its DSH Subsidiaries shall at any time make any election under Section 338 of the Code or make any other election or take any other action, under the Code or otherwise, that could result in treatment of any transaction contemplated or effectuated under this Agreement, the DiscCo Merger Agreement or any of the Transaction Documents as the Company having sold all of its assets in a single transaction that in any manner would be taxable to the Stockholders, or any of them.

3.13

Assets.  Each of the Parent and its DSH Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  No asset of the Parent or any DSH Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14

Owned Real Property.  Except as disclosed in Section 3.14 of the Parent Disclosure Schedule, neither the Parent nor any of its DSH Subsidiaries owns any real property.

3.15

Real Property Leases.  Section 3.15 of the Parent Disclosure Schedule discloses all real property leased or subleased to or by the Parent or any of its DSH Subsidiaries and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases disclosed in the Parent SEC Reports.  With respect to each such lease and sublease:

(a)

the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)

the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Parent or any of its DSH Subsidiaries or, to the knowledge of the Parent, any other party under such lease or sublease;

(c)

neither the Parent nor any of its DSH Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its DSH Subsidiaries or, to the Knowledge of the Parent, any other party under such lease or sublease;

(d)

neither the Parent nor any of its DSH Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)

to the knowledge of the Parent, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or any of its DSH Subsidiaries of the property subject thereto.

3.16

Contracts.

(a)

Section 3.16 of the Parent Disclosure Schedule lists all material agreements required to be disclosed under the Exchange Act or the Securities Act to which the Parent or any of its DSH Subsidiaries is a party as of the date of this Agreement, including:

(i)

any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)

any agreement establishing a partnership or joint venture;

(iii)

any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(iv)

any agreement that purports to limit in any material respect the right of the Parent to engage in any line of business, or to compete with any person or operate in any geographical location;

(v)

any employment agreement with executive officers;

(vi)

any agreement under which the consequences of a default or termination would reasonably be expected to have a DSH Material Adverse Effect;

(vii)

any agreement which contains any provisions requiring the Parent or any of its DSH Subsidiaries to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(viii)

any agreement, other than as contemplated by this Agreement and the Transaction Documents, relating to the sales of securities of the Parent or any of its DSH Subsidiaries to which the Parent or such Subsidiary is a party.

(b)

With respect to each agreement listed in the Parent SEC Reports:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any of its DSH Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its DSH Subsidiaries or, to the knowledge of the Parent, any other party under such contract.

3.17

Accounts Receivable.  All accounts receivable of the Parent and its DSH Subsidiaries reflected on the Parent SEC Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report.  All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.18

Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Parent or any of its DSH Subsidiaries.

3.19

Insurance.  Section 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any of its DSH Subsidiaries is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and its DSH Subsidiaries.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Parent nor any of its DSH Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its DSH Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.  The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20

Warranties.  No product or service sold or delivered by the Parent or any of its DSH Subsidiaries is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Subsidiary.

3.21

Litigation.  Except as disclosed in Section 3.21 of the Parent Disclosure Schedule,  as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a DSH Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.21, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be deemed to, if determined adversely to the Parent or such Subsidiary, to have resulted in a DSH Material Adverse Effect hereunder.

3.22

Employees.

(a)

The Parent and DSH Subsidiaries have no employees. Section 3.22 of the Parent Disclosure Schedule sets forth a complete and accurate list of all independent contractors engaged by the Parent and deemed material to the conduct of Parent’s business as currently operated.

(b)

Neither the Parent nor any of its DSH Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any of its DSH Subsidiaries.

3.23

Employee Benefits.  Neither the Parent nor any of its DSH Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

3.24

Environmental Matters.

(a)

Each of the Parent and its DSH Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect.  There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its DSH Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect.

(b)

Set forth in Section 3.24(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or any of its DSH Subsidiaries (whether conducted by or on behalf of the Parent or its

Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its DSH Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.  A complete and accurate copy of each such document has been provided to the Company.

(c)

To the knowledge of the Parent, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its DSH Subsidiaries.

3.25

Permits.  Section 3.25 of the Parent Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, permits, licenses, registrations, certificates, orders, approvals or exemptions from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any of its DSH Subsidiaries.  Such listed permits are the only Parent Permits that are required for the Parent and any of its Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a DSH Material Adverse Effect.  Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration.  Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.26

Certain Business Relationships with Affiliates.  No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its DSH Subsidiaries, (b) has any claim or cause of action against the Parent or any of its DSH Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its DSH Subsidiaries.  Section 3.26 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent or any of its DSH Subsidiaries and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

3.27

Brokers’ Fees.  Except as set forth on Section 3.27 of the Parent Disclosure Schedule, neither the Parent nor any of its DSH Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.28

Disclosure.  No representation or warranty by the Parent or any DSH Subsidiary contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent or any DSH Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  The Parent has disclosed to the Company all material information relating to the business of the Parent or any of its DSH Subsidiaries or the transactions contemplated by this Agreement.

3.29

Interested Party Transactions.  No officer, director or, to the knowledge of the Parent, stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its DSH Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its DSH

Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent or any of its DSH Subsidiaries is a party or by which it may be bound or affected.  Neither the Parent nor any of its DSH Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its DSH Subsidiaries.

3.30

Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” each of the Parent and any DSH Subsidiary represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel and the directors, officers and key personnel of any Subsidiary.

3.31

Accountants.  Marcum, LLP (the “Parent Auditor”) is and has been throughout the periods covered by the financial statements of the Parent for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.  Except as set forth on Section 3.31 of the Parent Disclosure Schedule, the report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern.  During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.  None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.32

Minute Books.  The minute books and other similar records of the Parent and each of its Parent Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement.  The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.33

Board Action.  The Parent’s Board of Directors (a) has unanimously determined that the acquisition of the Purchased Assets and other transactions contemplated by this Agreement is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent to approve this Agreement by unanimous written consent, and (c) adopted this Agreement in accordance with the provisions of the Florida business corporation act.

ARTICLE IV
COVENANTS

4.1

Closing Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the sale and purchase of the Purchased Assets are satisfied.

4.2

Governmental and Third-Party Notices and Consents.

(a)

Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b)

The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties to any Assumed Contract included in the Purchased Assets, and to give all such notices to third parties, as set forth in Section 4.2(b) of the Company Disclosure Schedule.  The Company shall not be in default of this Agreement for failure to obtain such necessary waiver, consent or approval so long as the Company has used Reasonable Best Efforts to do so.  To the extent that such waivers, consents or approvals from third parties have not been obtained by the Closing Date, the Buyer shall, following the Closing Date, nonetheless perform all of the obligations otherwise to be performed by the Seller under all such Assumed Contracts and Seller and the Company and its Stockholders shall continue to cooperate with Buyer to obtain such waivers, consents or approvals following the Closing.

4.3

Form 8-K.  Promptly after the execution of this Agreement, the Parent shall prepare a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby; which Form 8-K shall be submitted to and be reviewed and approved by the Stockholders and their attorneys prior to filing with the SEC.   The Parent shall use its Reasonable Best Efforts to cause (a) such Form 8-K to be filed with the SEC within four Business Days of the date of execution of this Agreement, (b) an additional Form 8-K to be filed with the SEC within four Business Days following the Closing Date and (c) to otherwise comply with all requirements of applicable federal and state securities laws.

4.4

Operation of the Business.  During the period from the date of this Agreement to the Closing Date, the Stockholders shall cause the Company to conduct its operations and the Business in the Ordinary Course of Business and in material compliance with all laws applicable to the Company or any of its properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Closing Date, the Company and the Stockholders shall not and shall cause the Company not to, in each case, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement, incur any funded indebtedness:

(a)

issue or sell, or redeem or repurchase, any stock or other securities of the Company or any warrants, options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of outstanding convertible securities, options or warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or options or warrants;

(b)

except as otherwise contemplated under Section 4.4(h), below, split, combine or reclassify any shares of its capital stock; or, except as may be required to enable Stockholders to pay taxes on the Pre-Tax Profits of the Company through the Closing Date, and except as otherwise contemplated under Section 4.4(h), below, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)

except in connection with the Required Financing (hereinafter described), create, incur, assume or guaranty any indebtedness for borrowed money (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)

enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e)

acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of the Company or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of Inventories and other assets in the Ordinary Course of Business;

(f)

except in connection with the Required Financing (hereinafter described), mortgage or pledge any of its property or assets (including without limitation any shares or other equity interests in or securities of the Company or any corporation, partnership, association or other business organization or division thereof), or subject any such property or assets to any Security Interest;

(g)

discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)

as at the Closing Date, and after giving effect to the declaration or funding of any dividends or distributions to the Stockholders, whether in cash or in property, (A) the combined stockholders’ equity of both the Company and DiscCo shall be not less than $4,000,000, (B) neither the Company nor DiscCo will have an indebtedness in excess of $100,000, and (C) not less than $500,000 of the combined assets of both the Company and DiscCo will be in the form of cash, cash equivalents or immediately marketable securities which is necessary to cover operating expenses of the Company and DiscCo incurred in the ordinary course of business;

(i)

amend the charter, by-laws or other organizational documents of the Company;

(j)

change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(k)

enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material Contract or agreement;

(l)

institute or settle any Legal Proceeding;

(m)

take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the  Closing set forth in Article V not being satisfied; or

(n)

agree in writing or otherwise to take any of the foregoing actions.

4.5

Access to Company Information.

(a)

The Stockholders and the Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

(b)

The Parent and Buyer (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Stockholders all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Confidential Information” means any information of the Company that is furnished to the Parent or any of its representatives by the Stockholders or the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, or their respective directors, officers, employees or representatives, (B) which, after disclosure, becomes available publicly through no fault of the Parent, or their respective directors, officers, employees or representatives, (C) which the Parent knew or to which the Parent had access prior to disclosure, provided that the source of such information is not known by the Parent to be bound by a confidentiality obligation to the Company, or (D) which the Parent rightfully obtains from a source other than the Stockholders or the Company, provided that the source of such information is not known by the Parent to be bound by a confidentiality obligation to the Company.

(c)

Tax Cooperation.  The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any governmental authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax.

4.6

Required Financing.

(a)

Promptly following the date  of execution of this Agreement, the Parent shall undertake and shall use its Reasonable Best Efforts to obtain from one or more reputable institutional investors, hedge funds, family offices or other lenders (collectively, the “Investors”) any combination of secured or unsecured debt or equity financing aggregating not less than Thirty-Five Million ($35,000,000) Dollars to enable the Buyer to pay the Base Purchase Price, other financial obligations owed pursuant to the DiscCo Merger Agreement, and all transaction expenses contemplated by this Agreement  and the other Transaction Documents (the “Required Financing”).

(b)

The final terms and conditions of the Required Financing shall be reasonably acceptable to the Board of Directors of Parent and reasonably acceptable to the Stockholders.  The Parties acknowledge that all or certain of the Investors may require, as a condition to such Required Financing, that the Purchased Assets of the Company be subject to liens, pledges, encumbrances and Security Interests in favor of one or more of such Investors (collectively, the “Investor Collateral”). The terms and conditions of the Required Financing and Security Interests granted on Investor Collateral shall be reasonably acceptable to the Stockholders, as indicated in writing, such acceptance to not be unreasonably withheld.

(c)

The Parent has delivered to the Stockholders from White Oak Global Advisors, LLC (“White Oak”) a term sheet for up to $35,000,000 of senior debt financing (the “Financing Letter”).  On or before January 7, 2016, the Parent shall deliver to the Stockholders drafts of a definitive loan and security agreement prepared by White Oak and such other evidence of equity financing for Parent demonstrating the availability of the Required Financing, all in such form and with such terms and conditions as are reasonably acceptable to the source of such Required Financing, the Parent and the Stockholders.  The Stockholders may terminate this Agreement and the Transaction contemplated hereby in the event the Parent has not delivered a reasonably acceptable evidence of the Required Financing by January 7, 2016.  All parties understand that there currently exists an Existing Stockholders Agreement between Russell and Williams that imposes certain rights and obligations as between them, so that if either Stockholder elects to terminate this Agreement, both Stockholders shall be deemed to have terminated this Agreement.

(d)

True and complete copies of all commitments, term sheets or other definitive loan and investment documents to be entered into between the Parent and any one or more Investor in connection with a proposed Required Financing shall be promptly furnished to the Stockholders and their legal and financial advisors.

4.7

Operation of Parent’s Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Parent shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Parent, any DSH Subsidiary or any of their properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, except as required in order to obtain and consummate the Required Financing, the Parent shall not prior to the Closing Date, without the written consent of the Stockholders:

(a)

issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities;

(b)

split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)

create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)

enter into, adopt or amend any Parent Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except the adoption of the Parent Equity Plan (as defined below);

(e)

acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary of the Parent or any corporation, partnership, association or other business organization or division thereof);

(f)

mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)

discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)

amend its charter, by-laws or other organizational documents (except as contemplated hereby);

(i)

change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)

enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement;

(k)

institute or settle any material Legal Proceeding;

(l)

take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or any DSH Subsidiary set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

(m)

agree in writing or otherwise to take any of the foregoing actions.

4.8

Access to Parent Information.

(a)

The Parent shall permit the Stockholders and representatives of the Stockholders to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent.

(b)

Each of the Stockholders and the Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any DSH Subsidiary that is furnished to the Stockholders or the Company by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Stockholders or the Company, or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Stockholders or the Company or their respective directors, officers, or employees, (C) which the Stockholders or the Company knew or to which the Company had access prior to disclosure, provided that the source of such information is not known by the Stockholders or the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Stockholders or the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Stockholders or the Company to be bound by a confidentiality obligation to the Parent.

4.9

Post-Closing Operation of the Businesses of the Corporations.  The Parties hereto do hereby covenant and agree as follows with respect to the operation of the Business of the Corporations following the Closing Date:

(a)

Following the Closing Date, the businesses of the Corporations shall be operated substantially in the manner contemplated by the Stockholders Agreement, and each of the Parent, the Corporations and the Stockholders shall comply with their respective covenants and agreements contained in the Stockholders Agreement; and

(b)

Except for their death or “permanent disability” (as defined in the Employment Agreements), Williams shall be the Chief Executive Officer of the Buyer and Russell shall be the President of the Merger Subsidiary with authority to manage the Business of the Buyer and Merger Subsidiary, subject to the provisions of such Employment Agreements and Stockholders Agreements.

4.10

Expenses.  The costs and expenses of the Buyer and the Stockholders (including legal fees and expenses of the Parent, the Buyer and the Stockholders) incurred in connection with this Agreement, the Exhibits hereto and the transactions contemplated hereby and thereby, shall be payable by each of the respective Parties; provided, that (a) the Parent shall pay (i) all of the costs and expenses of auditing the Company Annual Financial Statements and reviewing any 2015 Interim Financial Statements required to be prepared prior to the Closing Date, including adjustment of the Company Annual Financial Statements and 2015 Interim Financial Statements to be in accordance with GAAP, and (ii) fifty (50%) percent of the obligations payable to James Hutz pursuant to the change in control payment provisions in that certain employment agreement between the Company and Mr. Hutz, dated September 30, 2013 (“Hutz Payment”); and (b) if the Stockholders comply with their representations, warranties and covenants contained in this Agreement, if for any reason the Parent shall (i) terminate this Agreement by reason of an unsatisfactory Due Diligence Investigation, or (ii) be unable to obtain the necessary Required Financing on terms reasonably acceptable to the Stockholders and consummate the transactions contemplated by this Agreement and the DiscCo Merger Agreement, then the Parent shall reimburse the Stockholders for their actual reasonable out-of-pocket costs and expenses related to all of the transactions contemplated by this Agreement and the DiscCo Merger Agreement, including without limitation legal and accounting expenses, up to a maximum amount not to exceed $200,000 in the aggregate.

4.11

Pre-Closing Tax Liabilities. Subject to the tax indemnity agreement by Buyer and Buyer’s Affiliates in favor of Russell, which is hereby acknowledged as a condition precedent and subsequent to this Agreement and all related agreements and undertakings, including without limitation the DiscCo Merger Agreement, the Stockholders shall be and shall remain liable for all Taxes and Tax liabilities (including without limitation all VAT Tax liabilities) for which the Company, DiscCo or either of the Stockholders could reasonably be determined to be liable (a) with respect to any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date, (b) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (c) as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date and/or (d) which arise out of or resulting from this Agreement and the Transaction Documents, in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing and any Losses incurred in connection with any of the foregoing.  For purposes of this Section 4.11, a “Straddle Period” means any Tax period commencing before and ending after the Closing Date, determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date.

4.12

Name Change and Fiscal Year Change.   On the Closing Date, the Seller shall change its name to “RW Liquidation Corp.” or such other name that do not include the words “WR Group.”   On the Closing Date, DSH shall take all necessary steps to cause the Buyer to change its corporate name to

W/R Group, Inc., or such other name as shall be mutually acceptable to DSH and the Stockholders.  The Buyer shall maintain its fiscal year end and the fiscal year end of the Merger Subsidiary at December 31 following the Closing Date.

4.13

Allocation of Total Consideration. The Total Consideration shall be allocated in its entirety among the Purchased Assets in accordance with Schedule 4.13, which shall be agreed upon by the parties at or prior to the Closing and as required by Section 1060 of the Code and Treasury Regulations promulgated thereunder and any foreign laws. After the Closing, the parties shall make consistent use of the allocation, fair market value, and useful lives specified in Schedule 4.13 for all tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Company and Stockholders within 45 days after the Closing Date to be filed with the IRS. Each party shall timely file an IRS Form 8594 reflecting the purchase price allocation as set forth on Schedule 4.13 for the taxable year that includes the Closing Date and make any timely filing required by applicable state or local laws. Neither party shall take any position or permit any of its affiliates to take any position inconsistent with the allocation set forth in Schedule 4.13 in the filing of any Tax Returns or in the course of any audit by any taxing authority, tax review, or tax proceeding relating to any Tax Returns. In any proceeding related to the determination of any Tax, neither party shall contend or represent that such allocation is not a correct allocation.

4.14

Employees; Employee Benefit Plans.

(a)

Within 24 hours following the Closing (or such other time as the Parties may mutually agree), Buyer shall make written offers of employment to all active employees of the Seller and DiscCo (collectively, the “Offered Employees”), which offer shall remain open for ten (10) days (or such other time as the Parties may mutually agree) following the Closing Date.  Each such offer shall provide (i) an annual base salary or hourly wage rate (as the case may be) not less than the base salary or hourly wage rate in effect as of the date hereof, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits received by such Offered Employee as of the date hereof, or, in the discretion of Buyer, employee benefits offered to similarly situated employees of Parent or Buyer from time to time; provided, that any and all equity awards by Parent or Buyer shall be at Parent’s sole discretion.  The Offered Employees who accept such offers of employment and become employees of Buyer (or any of its Affiliates) shall be collectively referred to as the “Continuing Employees.”  Subject to Buyer’s compliance with this Section 4.14(a), the Seller shall be solely responsible for, and liable to pay, severance (if any) that becomes due to an Offered Employee and for the provision of health plan continuation coverage in accordance with the requirements of Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement who (x) is an Offered Employee but who rejects Buyer’s (or its Affiliate’s) offer of employment provided in accordance with this Section 4.14(a) or (y) is a former employee of Seller or any of their Affiliates as of the Closing Date, in each case in accordance with COBRA and the terms of the applicable plans.

(b)

As soon as reasonably practicable after the Closing Date or such later date agreed to by the Parties, but in no event later than December 31, 2016, the Buyer shall take all actions necessary to implement and establish “employee benefit plans” within the meaning of Section 3(3) of ERISA and a 401(k) plan intended to be qualified under Section 401(a) of the Code (collectively, “Applicable Plans”) in which the Continuing Employees shall be eligible to participate from and after the date of establishment.  For purposes of determining eligibility to participate, vesting and benefit accrual in the Applicable Plans, the service of each Continuing Employee prior to the Closing Date shall be treated as service with Buyer, to the extent recognized by Seller prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Buyer shall not be required to provide service credit for benefit accrual purposes under any

Buyer Plan that is a defined benefit pension plan.  In addition, subject to applicable Legal Requirement, Buyer shall use its best efforts to ensure that the Applicable Plans waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Buyer Plan in which such Continuing Employees may be eligible to participate after the Closing Date.

(c)

Effective as of the later of the Closing Date and the date on which the Continuing Employees’ employment commences with the Buyer (such date, the “Transfer Date”), all Continuing Employees shall cease to participate in any Employee Benefit Plan sponsored by the Seller or any of their Affiliates.  The Seller shall retain all liabilities accrued through the Transfer Date in respect of such Continuing Employees’ participation in Seller’s Employee Benefit Plans.  From and after the Transfer Date, the Buyer shall have the reimbursement obligations to Seller set forth therein with respect to the costs and expenses associated with participation by the Continuing Employees in any Employee Benefit Plans sponsored by the Seller or any of their Affiliates.

(d)

The Buyer shall retain all Continuing Employees in the employ of the Buyer for a period of not less than ninety (90) days following the Closing Date; provided, however, that nothing contained in this Section 4.14 or elsewhere in this Agreement, expressed or implied, shall (i) be treated as limiting or prohibiting the Buyer from discharging or otherwise terminating the employment of any Continuing Employee at any time from and after such period of ninety (90) days following the Closing Date, subject only to the terms of any employment agreement then in force with a Continuing Employee, (ii) shall require the establishment, amendment or modification of any Employee Benefit Plan or Applicable Plan or, except as expressly set forth in this Section 4.14, constitute a limitation on rights to amend, modify, merge or terminate after the Closing Date any Employee Benefit Plan or Applicable Plan, (iii) give any current or former employee, officer, director or other independent contractor (including any beneficiary or dependent of the foregoing) of the Parties or their respective Affiliates any third party beneficiary or other rights, or (iv) except as explicitly set forth in this Section 4.14, obligate Buyer or any of its Affiliates to (A) maintain any particular Employee Benefit Plan or Applicable Plan, or (B) subject only to the terms of any employment agreement then in force with a Continuing Employee, director or other service provider, retain the employment or services of any current or former employee, officer, director or other service provider of the Seller.

ARTICLE V
CONDITIONS TO SALE AND PURCHASE OF PURCHASED ASSETS

5.1

Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the sale and purchase of the Purchased Assets and other transactions contemplated by this Agreement is subject to the satisfaction of each of the events and conditions set forth in this Section 5.1

(a)

 Delivery of Schedules.   The Stockholders and the Company shall deliver final Company Disclosure Schedules, in form and substance reasonably satisfactory to the Parent, and the Parent shall deliver to the Stockholders and the Company final Parent Disclosure Schedules in form and substance reasonably satisfactory to the Company and the Stockholders, in each case by a date which shall be not later than thirty (30) days from the date of execution of this Agreement.

(b)

DiscCo Merger.   The DiscCo Merger Agreement shall have been duly executed and delivered by the parties thereto prior to the Closing Date.  The delivery of all Exhibits to the DiscCo Merger Agreement required in order to consummate the DiscCo Merger with the Merger Subsidiary, as contemplated by the DiscCo Merger Agreement, the discharge and retirement of the Purchase Note and the consummation of the other transactions contemplated thereby (collectively, the “DiscCo Merger

Transactions”) shall be consummated immediately upon the Closing of the sale and purchase of the Purchased Assets pursuant to this Agreement.

(c)

Transaction Documents.  The transactions provided for under this Agreement are also contingent upon the execution and delivery of the other Transaction Documents and completion of all other transactions set forth or contemplated under the Transaction Documents that are required to be performed upon delivery thereof.

5.2

Conditions to Obligations of the Parent and Buyer.  The obligation of the Parent and the Buyer to consummate the purchase of the Purchased Assets is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a)

The Parent shall have conducted and completed a thorough business, legal and financial due diligence investigation of the Company which shall be satisfactory in all material respects to the Parent (the “Due Diligence Investigation”); provided, that so long as the Stockholders shall furnish Parent and its representatives with all information concerning the Company as Parent may reasonably request, and shall permit Parent and its representatives with access to Company personnel, the Buyer shall complete such Due Diligence Investigation within sixty (60) days from the date of execution of this Agreement (the “Due Diligence Period”).   Unless Parent shall notify the Stockholders on or before expiration of the Due Diligence Period that it intends to terminate this Agreement by reason of an unsatisfactory Due Diligence Investigation, such condition to the obligations of Parent and Buyer to consummate this Agreement shall be deemed to have been satisfied.

(b)

The representations and warranties of the Stockholders and the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)

The Stockholders and the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)

The audit of the Annual Financial Statement of the Company shall reflect that the combined net sales revenues and Pre-Tax Profits of the Company and DiscCo (after all inter-company eliminations) for the 2014 Fiscal Year were not less than ninety (90%) of the estimated $53,800,000 of net sales revenues and estimated $10,000,000 of Pre-Tax Profits reflected on the unaudited Fiscal Year Financial Statements;

(e)

The Parent shall have received from one or more Investors not less than $35,000,000 of gross proceeds of the Required Financing on terms and conditions reasonably acceptable to the Parent and that comply with the provisions of this Agreement;

(f)

The Parent shall have obtained (and shall have provided copies thereof to the Company) the written consent or approval of the requisite holders of a majority of its voting capital stock,

if and to the extent required by applicable Law or the rules of the Nasdaq Capital Markets, to the execution, delivery and performance by the Parent and Buyer of this Agreement and the other Transaction Documents to which Parent and Buyer is a party, in form and substance satisfactory to the Parent and Buyer;

(g)

The Company and DiscCo shall have complied with the provisions of Section 4.4(h) of this Agreement;

(h)

No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(i)

The Stockholders shall have delivered to the Parent, the Buyer and the Merger Subsidiary a certificate (the “Stockholders Certificate”) to the effect that (i) to the knowledge of the Stockholders, the representations and warranties of the Stockholders and the Company set forth in Article II of this Agreement are true and correct as at the Closing Date (provided, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement; and (ii) each of the conditions, covenants and agreements required to be performed by the Stockholders and the Company under this Agreement have been performed or reasonably satisfied in all material respects;

(j)

The Buyer shall have received from Ballard Spahr LLP, counsel to Williams, as one of two Stockholders of the Company, and Davis Miles McGuire Gardner, LLP, counsel to Russell as the other Stockholder of the Company, and the sole Stockholder of DiscCo, legal opinions addressed to the Parent and Buyer and dated as of the Closing Date, in language acceptable to counsel to Williams and counsel to Russell, including general qualification language, as to (i) due incorporation of each of the Seller and DiscCo, (ii) authority of the Stockholders, the Seller, DiscCo and each Subsidiary of Seller to enter into and consummate the transactions contemplated by the Agreement and the Merger Agreement, (iii) ownership of the capital stock or other equity of Seller, DiscCo  and each Subsidiary of Seller, and (iv) enforceability of this Agreement, the Merger Agreement and the other Transaction Documents; and

(k)

All conditions precedent to consummation of the transactions contemplated by the DiscCo Merger Agreement shall have been satisfied.

5.3

Conditions to Obligations of the Stockholders and the Company.  The obligation of the Stockholders and the Company to consummate the sale of the Purchased Assets is subject to the satisfaction of the following additional conditions:

(a)

The Parent shall have obtained (and shall have provided copies thereof to the Company) the written consent of all of the members of its Board of Directors and the written consent of its stockholders, as required by applicable Law or the rules of the Nasdaq Capital Markets, to the execution, delivery and performance by the Parent and the Buyer of this Agreement and the other Transaction Documents to which Parent or Buyer is a party, in form and substance satisfactory to the Parent;

(b)

The Parent and Buyer shall have obtained (and shall have provided copies thereof to the Stockholders) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or Buyer, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)

The representations and warranties of the Parent and Buyer set forth in this Agreement (when read without regard to any qualification as to materiality or DSH Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)

The Parent and Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date, except for such non-performance or non-compliance as does not have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)

No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)

The Parent and Buyer shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that (i) the representations and warranties of the Parent and Buyer set forth in Article III of this Agreement are true and correct as at the Closing Date (provided, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a DSH Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement; and (ii) each of the conditions, covenants and agreements required to be performed by the Buyer under this Agreement have been performed or satisfied in all material respects;

(g)

On or before January 7, 2016, the Parent shall have delivered to the Stockholders a draft of loan and security agreement and related loan documents from the Investors, in each case, containing financing terms and conditions reasonably acceptable to the Stockholders, on terms and conditions that comply with the provisions of this Agreement;

(h)

The Parent shall cause the Buyer to deliver and pay to the Stockholders, the Base Purchase Price and shall cause the Merger Subsidiary to pay the obligations required to be paid under the $4,000,000 DiscCo Note upon consummation of the DiscCo Merger Agreement, pursuant to wire instructions delivered by the Stockholders;

(i)

The Merger Subsidiary shall deliver and pay to Williams all outstanding principal and accrued interest under the DiscCo Purchase Note pursuant to wire instructions delivered by Williams; and

(j)

The Stockholders and the Seller shall have received from CKR Law LLP, counsel to the Buyer and the Parent, a legal opinion addressed to the Seller and the Stockholders and dated as of the Closing Date as to (i) due incorporation of each of the Parent and the Buyer, (ii) authority of the Parent and the Buyer to enter into and consummate the transactions contemplated by the Agreement and the Merger Agreement, (iii) ownership of the capital stock or other equity of the Parent and the Buyer, (iv) enforceability of this Agreement, the Merger Agreement and the other Transaction Documents, and (v) the qualification of the Merger as a merger under Section 368 of the Internal Revenue Code and related sections, with the Merger creating no tax consequences to DiscCo, Russell or Williams.

ARTICLE VI
INDEMNIFICATION

6.1

Indemnification by Indemnifying Selling Parties.

(a)

Breach of Representations, Warranties and Covenants.  The Seller and each of the Stockholders (collectively, the “Indemnifying Selling Parties”) shall, for a period commencing from the Closing Date and ending eighteen (18) months following the Closing Date (the “Indemnity Period”), (i) as to the Seller individually, and (ii) as to the Stockholders severally, not jointly, and on a 50/50 pro rata basis, indemnify the Parent and the Buyer (collectively, the “Indemnified Buying Parties”) in respect of, and hold each of them harmless against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by any of the Indemnified Buying Parties or any Affiliate thereof resulting from any material misrepresentation or material breach of any representation or warranty by, or failure to perform any material covenant or agreement of, any of the Indemnifying Selling Parties contained in this Agreement or the Company Certificate, to the extent caused by any act or omission of any of the Indemnifying Selling Parties or any circumstances within the reasonable control of the Company or the Stockholders.  Any information, facts, or circumstances discovered by Parent or Buyer or its representatives or otherwise disclosed to Parent or Buyer in connection with any due diligence investigation or other examination of Company or DiscCo by Buyer, or delivery of information to Parent or Buyer or its representatives by any of the Indemnifying Selling Parties, that may have been made on or before the Closing Date shall be deemed to be a disclosure by the Indemnifying Selling Parties pursuant to this Agreement such that the Indemnified Buying Parties shall not be entitled to indemnification hereunder. Notwithstanding the above, the foregoing eighteen (18) month Indemnity Period shall be subject to the provisions of Section 6.4 below.

(b)

Excluded Liabilities.  Each of the Indemnifying Selling Parties shall indemnify, defend and hold harmless each of the Indemnified Buying Parties from and against any Damages incurred or suffered by any of the Indemnified Buying Parties or any Affiliate thereof arising out of or as a result of (i) any Excluded Liabilities, and (ii) any Tax liabilities (including VAT Tax liabilities) for which the Indemnified Selling Parties and/or DiscCo are liable pursuant to Section 4.11 of this Agreement.  There shall be no limitation as to the duration of the Indemnity Period, any “Damages Threshold” or any “Indemnity Cap” (as those terms are hereinafter defined) with respect to the indemnification obligations of the Indemnifying Selling Parties under this Section 6.1(b).

6.2

Indemnification by the Indemnifying Buying Parties.

(a)

Breach of Representations, Warranties and Covenants.  Subject at all times to the limitations provided herein, each of the Parent and the Buyer (collectively, the “Indemnifying Buying

Parties”) shall, for a period commencing from the Closing Date and ending eighteen (18) months from the Closing Date, indemnify each of the Company and the Stockholders (collectively, the “Indemnified Selling Parties”) in respect of, and hold them harmless against, any and all Damages incurred or suffered by any or all of the Indemnified Selling Parties resulting from any material misrepresentation or material breach of any representation or warranty by, or failure to perform any material covenant or agreement of, the Indemnifying Buying Parties contained in this Agreement or the DSH Certificate, to the extent caused by any act or omission of any of the Indemnifying Buying Parties or any circumstances within the reasonable control of the Indemnifying Buying Parties.  Any information, facts, or circumstances discovered by Indemnified Selling Parties or its representatives or otherwise disclosed in writing to such Indemnified Selling Parties by Parent or Buyer or its representatives, that may have been made on or before the Closing Date shall be deemed to be a disclosure by the Indemnifying Buying Parties pursuant to this Agreement such that the Indemnified Selling Parties shall not be entitled to indemnification hereunder.

(b)

Assumed Liabilities.  Each of the Indemnifying Buying Parties shall indemnify, defend and hold harmless each of the Indemnified Selling Parties from and against any Damages arising out of or incurred or suffered by any of the Indemnified Selling Parties or any Affiliate thereof arising out of or as a result of any Assumed Liabilities.   There shall be no limitation as to the duration of the Indemnity Period, any “Damages Threshold” or any “Indemnity Cap” (as those terms are hereinafter defined) with respect to the indemnification obligations of the Indemnifying Buying Parties under this Section 6.2(b).

6.3

Indemnification Claims.

(a)

In the event that any of the Parties are entitled, or seek to assert rights, to indemnification under this Article VI, the Party or Parties seeking indemnification (the “Indemnified Parties”) shall give written notification to the other Party or Parties (the “Indemnifying Parties”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought.  Such notification shall be given within 20 Business Days after receipt by the Indemnified Parties of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Parties) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Parties in notifying the Indemnifying Parties shall relieve the Indemnifying Parties of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Parties may, upon written notice thereof to the Indemnified Parties seeking indemnification, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party seeking indemnification; provided that the Indemnifying Parties may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party seeking indemnification.  If the Indemnifying Parties do not so assume control of such defense, the Indemnified Parties seeking indemnification shall control such defense.  The Party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the Indemnifying Parties assumes control of such defense and the Indemnified Parties seeking indemnification reasonably concludes that the Indemnifying Parties and the Indemnified Parties seeking indemnification have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Parties shall be considered “Damages” for purposes of this Agreement.  The Party or Parties controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party as reasonably needed in the defense of such suit or proceeding at the sole cost and expense of the Indemnifying Parties under Section 6.1 or 6.2, which cost and expense shall be considered “Damages” for purposes of this Agreement.  The Indemnifying Parties shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Parties, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Parties shall not be required if the Indemnifying Parties agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Parties from further liability and has no other materially adverse effect on the Indemnified Parties.  The Indemnified Parties shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Parties, which shall not be unreasonably withheld or delayed.

(b)

In order to seek indemnification under this Article VI, the Indemnified Parties shall give written notification (a “Claim Notice”) to the Indemnifying Parties which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Parties, (ii) a statement that the Indemnified Parties is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of the Claimed Amount.

(c)

Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Parties shall deliver to the Indemnified Parties a written response (the “Response”) in which the Indemnifying Parties shall:  (i) agree that the Indemnified Parties is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnified Parties is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) or (iii) dispute that the Indemnified Parties is entitled to receive any of the Claimed Amount.  If the Indemnifying Parties in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Parties and the Indemnified Parties shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).

(d)

During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Parties and the Indemnified Parties shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 60-day period, the Indemnifying Parties and the Indemnified Parties shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”).  In the event the Indemnifying Parties and the Indemnified Parties agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure.  The provisions of this Section 6.3(d) shall not obligate the Indemnifying Parties and the Indemnified Parties to pursue an ADR Procedure or prevent either such Party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Parties and the Indemnified Parties agree to pursue an ADR Procedure, neither the Indemnifying Parties nor the Indemnified Parties may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure.  Any ADR Procedure undertaken by the Indemnifying Parties and the Indemnified Parties shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Parties, the Indemnified Parties or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product.  Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible).  The fees and expenses of any ADR Service used by the Indemnifying Parties and the Indemnified Parties shall be considered to be Damages; provided, that if the Indemnifying Parties are determined not to be liable for Damages in connection with such Dispute, the Indemnified Parties shall pay all such fees and expenses.

Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that the Buyer, the Company or any of their Subsidiaries is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that the Company or any of their Subsidiaries has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, with prior notice to but without prior consent from the Indemnifying Selling Parties, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Selling Parties to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.4

Survival of Representations and Warranties.  All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of the Buyer or the Company and (b) shall expire on the date eighteen (18) months following the Closing Date; provided, however, that Claims and Damages relating to Excluded Liabilities, including Pre-Closing Tax liabilities, for which the Indemnifying Selling Parties are responsible pursuant to this Agreement shall survive for the duration of the applicable Statute of Limitations. If a Party entitled to indemnification delivers to a Party from whom it may seek indemnification hereunder, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the party entitled to indemnification reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice.

6.5

Limitations on Claims for Indemnification.

(a)

Damages Threshold.  Notwithstanding anything to the contrary herein, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover, or be indemnified for, Damages under either Section 6.1(a) or Section 6.2(a) of this Article VI unless and until the aggregate of all such Damages paid or payable by the Indemnifying Selling Parties collectively exceeds $100,000 (the “Damages Threshold”) and then, if such aggregate Damages Threshold is reached, the Parties shall only be entitled to recover for Damages in excess of such Damages Threshold, and then up to the Indemnity Cap (defined in Section 6.5(b) below), except with respect to (i) any fraud or willful misconduct by the Company and/or the Stockholders or the Parent and/or the Buyer, as applicable, in connection with this Agreement, (ii) any Excluded Liabilities or Pre-Closing Tax liabilities for which the Selling Indemnifying Parties are liable under Section 6.1(b), or (iii) any Assumed Liabilities for which the Buying Indemnifying Parties are liable under Section 6.2(b).

(b)

Indemnity Cap.  Notwithstanding anything to the contrary, express or implied contained in this Agreement, except with respect to (i) any fraud or willful misconduct by the Stockholders in connection with this Agreement, or (ii) any Excluded Liabilities described in Section 1.4 above, for which the Company, DiscCo and the Stockholders are and shall remain solely liable pursuant to this Agreement and for which there shall be no Indemnity Cap, the Buying Indemnified Parties’ sole and exclusive right to recover any Damages from the Selling Indemnifying Parties, or any of them, under this Article VI with respect to Claims resulting from or relating to any misrepresentation or breach of warranty or failure to perform any covenant or agreement contained in this Agreement shall be limited to $7,500,000 or fifty (50%) percent of the cash amount of the Base Purchase Price paid at Closing to both of the Stockholders on the Closing Date (the “Indemnity Cap”).  For the avoidance of doubt, (i) the aggregate amount of Damages for which all Selling Indemnifying Parties may be liable pursuant to this Article VI shall not exceed the Indemnity Cap; and (ii) the aggregate amount of Damages for which any one Stockholder may be liable pursuant to this Article VI shall be limited to an aggregate total of $3,750,000 from each Stockholder.    There shall be no Indemnity Cap in respect of Excluded Liabilities or Pre-Closing Tax liabilities for which the Selling Indemnifying Parties are liable under Section 6.1(b), or Assumed Liabilities for which the Buying Indemnifying Parties are liable under Section 6.2(b).

(c)

The amount of Damages recoverable by DSH and the Buyer under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by DSH or the Buyer with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by DSH or the Buyer, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII
TERMINATION

7.1

Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

7.2

Termination for Failure to Close.  This Agreement shall automatically be terminated if the Closing Date shall not have occurred by the Outside Closing Date.

7.3

Termination by Operation of Law.  This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement or any Exhibit hereto (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

7.4

Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Closing Date:

(a)

by the Parent and Buyer if: (i) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Stockholders or the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from Buyer (to the extent such breach is curable within such ten-day period and otherwise if such a cure is not commenced within such ten-day period and diligently continued to completion) or (iii) as otherwise set forth herein;

(b)

by the Company and the Stockholders if: (i) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Parent or the Buyer shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from the Stockholders (to the extent such breach is curable within such ten-day period and otherwise if such a cure is not commenced within such ten-day period and diligently continued to completion) or (iii) as otherwise set forth herein; or

(c)

by either the Parent or either Stockholder if the conditions set forth in Section 5.1 hereof have not been fulfilled in all material respects by the Closing Date.

7.5

Effect of Termination or Default; Remedies.

(a)

In the event of termination of this Agreement by reason of (i) the Parent being unable to obtain on commercially reasonable terms adequate Required Financing that is reasonably acceptable to the Stockholders, as contemplated by Section 4.6 above, or (ii) an unsatisfactory Due Diligence Investigation as set forth in Section 5.2(a) above, then this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto; provided, however, that notwithstanding the foregoing, in such event the Parent shall pay for Stockholders’ transaction costs and expenses as provided in Section 4.10(b) above.

(b)

In the event of termination of this Agreement for any reason, other than as set forth in Section 7.5(a), provided that such terminating Party is a Non-Defaulting Party (as defined below), such Non-Defaulting Party shall have no further liability to the Defaulting Party (as defied below).  The foregoing shall not relieve any Defaulting Party from liability for damages actually incurred as a result of such Defaulting Party’s breach of any term or provision of this Agreement.

7.6

Remedies; Specific Performance.  Except only for the inability of the Parent to obtain on terms reasonably acceptable to the Parent and the Stockholders, the requisite amount of Required Financing by the Outside Closing Date, in the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party, (the “Defaulting Party”) shall have occurred that results in the failure to consummate the contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach.  In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1

Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2

No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning the payment of the Consideration and Section 6.2 of Article VI concerning indemnification are intended for the benefit of the Seller and the Stockholders, (b) the provisions of Article I concerning the purchase of the Business and the Purchased Assets and Section 6.1 of Article VI concerning indemnification are intended for the benefit of the Buyer, the Parent and its successors or permitted assigns, and (c) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and permitted assigns.

8.3

Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.4

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that the Parent or Buyer may assign its rights under this Agreement to any Investor pursuant to the Required Financing, as reasonably acceptable to the Stockholders and Seller.   In connection with the forgoing, Buyer shall not consummate a Sale of Control of the Buyer unless, in connection therewith, the acquiror, surviving corporation or successor in interest shall expressly assume the obligation to perform all of the obligations of Buyer under this Agreement, including, without limitation, payment of all Earn-Out Payments.

8.5

Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

8.6

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7

Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:

W/R Group, Inc.

9160 E. Bahia Dr., Suite 200

Scottsdale, AZ 85260

Attn:  Carey Williams, CEO

If to Russell:

Stefan Russell

9160 E Bahia Dr

Suite 200

Scottsdale, AZ 85260

If to Williams:

Carey Williams

9160 E Bahia Dr

Suite 200

Scottsdale, AZ 85260

Copy to (which copy shall not constitute notice hereunder):

Ballard Spahr LLP

1 East Washington Street,
Suite 2300
Phoenix, AZ 85004
Tel: (602) 798-5444
Fax: (602)798-5595

Attn: Travis Leach, Esq.

Davis Miles McGuire Gardner  LLP

80 E. Rio Salado Parkway,
Suite 401
Tempe, AZ 85281
Tel: (480)733-6800
Fax: (480)733-3748

Attn: Charles Davis, Esq.

Ballard Spahr  LLP

1 East Washington Street,
Suite 2300
Phoenix, AZ 85004
Tel: (602) 798-5444
Fax: (602)798-5595

Attn: Travis Leach, Esq.

If to the Buyer (prior to the Closing): DS Healthcare Group, Inc. 1601 Green Road Deerfield Beach FL 33064 Attn: Daniel Khesin, CEO Facsimile: 646 .219 .2572	Copy to (which copy shall not constitute notice hereunder): CKR Law LLP 1330 Avenue of the Americas New York, NY 10019 Attn: Stephen A. Weiss Facsimile: (212) 400-6904

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Florida, except that the provisions of the laws of the State of Arizona shall apply with respect to the rights and duties of the Stockholders and the Board of Directors of the Company and where such provisions are otherwise mandatorily applicable or where such provisions do not conflict with those of the laws of the state of Florida.

8.9

Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11

Submission to Jurisdiction.  Each of the Parties (a) submits to the jurisdiction of the state of residence of the defending party in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7.  Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.12

WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.13

Construction.

(a)

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)

Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)

For purposes of this Agreement, any reference to a number of shares of DSH Common Stock or Market Value with respect to the DSH Common Stock shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the DSH Common Stock.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER:

DS HEALTHCARE GROUP, INC.

By:
Name:	Daniel Khesin
Title:	Chief Executive Officer

BUYER:

WRG ACQUISITION CORPORATON
(an Arizona corporation)

By:
Name:	Daniel Khesin
Title:	Chief Executive Officer

COMPANY:

W/R GROUP , INC.

By:
Name:	Carey Williams
Title:	Chief Executive Officer

By:
Name:	Stefan Russell
Title:	President

DISCCO:

WR GROUP IC-DISC, INC.

By:
Name:	Stefan Russell
Title:	President

STOCKHOLDERS:

Carey Williams

Stefan Russell

W/R GROUP, INC. and WR GROUP IC-DISC, INC.

DISCLOSURE SCHEDULE

Pursuant to (A) that certain Asset Purchase Agreement (the “Agreement”), dated as of August 31, 2015 by and among DS Healthcare Group, Inc., a Florida corporation (the “Parent”); WRG Acquisition Corporation, an Arizona corporation (“Buyer”), W/R Group, Inc., an Arizona corporation (the “Company”); Stefan Russell (“Russell”); and Carey Williams (“Williams” and collectively with Russell, the “Stockholders”); and ”); and (B) that certain agreement and plan or merger and reorganization, dated as of August 31, 2015 (the “Merger Agreement”) among the Parent, WRG Acquisition Corp., a Nevada corporation (“MergerCo”), WR Group IC-Disc, Inc., a Nevada corporation (“DiscCo”)  and  Russell, solely for the purposes set forth in the Agreement and the Merger Agreement, this Disclosure Schedule is being delivered by the Company, the Stockholders, DiscCo and Russell to the Parent, the Buyer and MergerCo. All terms used herein with initial capital letters have the same meanings assigned to them in the Agreement, unless otherwise defined.

The representations and warranties of the Stockholders and the Company set forth in Article II of the Agreement and the representations and warranties of DiscCo and Russell set forth in Article II of the Merger Agreement are made and given subject to the disclosures in this Disclosure Schedule. This Disclosure Schedule should be read in its entirety.

In addition, the Disclosure Schedule is subject to the following terms and conditions:

•

All references to Section numbers are to Sections of the Agreement and the Merger Agreement, unless otherwise stated.

•

All references to dollar amounts are references to U.S. dollars.

•

Information disclosed by the Company and the Stockholders and by DiscCo and Russell pursuant to any Section of this Disclosure Schedule will be deemed to be incorporated in and disclosed with respect to other Sections of this Disclosure Schedule to the extent the Agreement requires such disclosure. This Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article II of the Agreement and the Merger Agreement; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in Article II of the Agreement and the Merger Agreement, the disclosures in any numbered paragraph of this Disclosure Schedule shall qualify such other corresponding numbered paragraph in Article II of the Agreement and the Merger Agreement.

•

Except for the representations and warranties contained in Sections 2.1, 2.2, 2.3 and 2.4 of the Agreement and the Merger Agreement, which are made (subject only to the specific exceptions set forth in the Agreement and the Merger Agreement) without qualification, all of the other representations and warranties of the relevant Parties contained in Article II of the Agreement and the Merger Agreement are made “to the knowledge” of the Company and DiscCo or “to the knowledge” of the Stockholders and Russell.

•

The annexes, attachments, and exhibits to this Disclosure Schedule, if any, form an integral part of this Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein.

•

The headings and descriptions of representations, warranties, and covenants herein are for descriptive purposes and convenience of reference only and should not be deemed to affect such representations, warranties, or covenants or to limit the exceptions made hereby or the provisions hereof.

Schedule 1.1(a)

Intellectual Property

All Intellectual Property of Seller, including all Intellectual Property set forth on Company Disclosure Schedule 2.29(a) and (b).

Schedule 1.1(b)

Equipment

No additional disclosure.

Schedule 1.1(e)

Contracts

All Contracts that relate to Seller and its Business, including those set forth on Company Disclosure Schedule 2.14.

Schedule 1.1(i)

Subsidiaries

See Company Disclosure Schedule 2.5.

Schedule 1.1(j)

Books and Records

All books, records, accounts, ledgers, files, documents, client deliverables, correspondence, studies, reports, personnel and employment records that are related to the Purchased Assets and the Business.

Schedule 1.1(n)

Client Development Materials

All client, potential client and business development materials of the Business.

Schedule 1.1(p)

Deposits

The following amounts are as of 11/30/15:

Security Deposits:

$10,565.17 security deposit under the Standard Industrial/Commercial Multi-Tenant Lease between the Company and Comstock Family, L.L.C., dated July 5, 2001.

$12,502.54 security deposit under the Standard Industrial/Commercial Multi-Tenant Lease between the Company and Hunnicutt Gravenstein, LLC, dated November 10, 2014.

Other deposits and down payments:

Prepaid VAT:

RC Combined Logistics - $23,898.51

Refundable Deposit:

Alipay – Tmall - $25,000.00

Prepaid Product:

Nutritional Manufacturing Services - $60,503.52

Igepharma - $4,030.00

Trace Minerals - $3,540.25

Costco - $3,338.15

Z Natural Foods - $1,068.00

Private Label Nutra - $666.06

Dreamous - $602.40

Schedule 1.3(a)

Assumed Payables and Expenses

All accounts payable and accrued expenses of Seller as of the Closing Date that are related to the Business, including those current liabilities listed on the attached balance sheet, but excluding the Line of Credit with Wells Fargo in the amount of $587,000, which shall be paid off at or prior to Closing.

Schedule 2.4

Non-Contravention

1.

The Company and DiscCo are parties to that certain Exporter Commission Agreement, dated April 1, 2008 (“Exporter Commission Agreement”). The Exporter Commission Agreement may not be assigned except as agreed upon in writing by both parties. The Company and DiscCo intend to terminate the Exporter Commission Agreement as soon as practicable following closing.

2.

The Company is the sole holder of the equity interests in the subsidiaries listed on Schedule 2.5 of this Disclosure Schedule (collectively, the “Subsidiaries”), and is a party to certain operating agreements between the Company, as sole member, and each such Subsidiary (collectively, the “Subsidiary Operating Agreements”). The limited liability company membership interests held by the Company in the Subsidiaries are subject to restrictions on transfer, whereby the transferee must assume in writing all obligations of the Company pursuant to the terms and conditions of the Subsidiary Operating Agreements prior to the effective transfer of those membership interests to the transferee.

3.

Pursuant to Section 12.1(a) of that certain Standard Industrial/Commercial Multi-Tenant Lease between the Company and Hunnicutt Gravenstein, LLC, dated November 10, 2014 and terminating November 30, 2016 (“Warehouse Lease”), the Company may not assign or transfer the Warehouse Lease without the Lessor’s (as defined therein) written consent. Pursuant to Section 12.1(c) of the Warehouse Lease, any involvement of the Company’s assets in any transaction (including a financing or asset sale) which results in a reduction of Net Worth (as defined therein) of the Company by an amount greater than 25% of such Net Worth as represented at the time of execution of the Warehouse Lease shall be considered an assignment requiring consent of the Lessor. An assignment or transfer without consent shall be considered a Default (as defined therein) of the Warehouse Lease.

4.

Pursuant to Section 12.1(a) of that certain Standard Industrial/Commercial Multi-Tenant Lease between the Company and Comstock Family, L.L.C., dated July 5, 2011 and terminating September 30, 2016 (“Office Lease”), the Company may not assign or transfer the Office Lease without the Lessor’s (as defined therein) written consent. Pursuant to Section 12.1(c) of the Office Lease, any involvement of the Company’s assets in any transaction (including a financing or asset sale) which results in a reduction of Net Worth (as defined therein) of the Company by an amount greater than 25% of such Net Worth as represented at the time of execution of the Office Lease shall be considered an assignment requiring consent of the Lessor. An assignment or transfer without consent shall be considered a Default (as defined therein) of the Office Lease.

5.

Pursuant to Section 21 of the Merchant Agreement between Global Collect Services B.V., Global Collect B.V., and the Company dated January 1, 2013 (“Global Collect Merchant Agreement”), neither party thereto may assign or transfer the Global Collect Merchant Agreement without the written consent of the other party. Additionally, Global Collect may immediately modify or suspend its services to the Company upon written notice in the event the Company sells its business and such sale materially and negatively affects Global Collect, in in its sole discretion (see section 12.1 of the Global Collect Merchant Agreement).

6.

Pursuant to Section 16.4 of the Terms and Conditions for Merchant Agreement between Company and Paymentech, effective October 31, 2003 (“Paymentech Merchant Agreement”), the Company may not assign or transfer the Paymentech Merchant Agreement without the prior written consent of Paymentech.

7.

Pursuant to Section 9.1 of that certain Framework Contract for the Supply of Services between Company and CallPoint New Europe S.R.L., as modified by each of the addendums set forth below (“Framework Contract”), the Framework Contract may not be transferred to a third party without the prior written consent of CallPoint New Europe S.R.L.

a.

Addendum No. 1 to the Framework Contract, dated April 13, 2010.

b.

Addendum No. 2 to the Framework Contract, April 27, 2010.

c.

Addendum No. 3 to the Framework Contract, June 1, 2011.

d.

Addendum No. 4 to the Framework Contract, dated April 13, 2010.

e.

Addendum No. 5 to the Framework Contract, dated January 1, 2013.

f.

Addendum No. 6 to the Framework Contract, April 13, 2010.

g.

Addendum No.7 to the Framework Contract, April 13, 2010.

8.

Pursuant to Section 11(a) of the Super Citrimax Licensing Agreement between the Company and InterHealth Nutraceuticals Incorporated, dated August 8, 2014 (“Citrimax Agreement”), the Company shall not assign, transfer, or sublicense any rights or obligations under the Citrimax Agreement without the prior written consent of the other party.

9.

Non-Exclusive Contract Manufacturing License Agreement between Biocell Technology LLC (“Biocell”), and Coastal Earth Limited (“Coastal”), dated September 3, 2014 (“Biocell Agreement”), whereby Biocell grants to Coastal certain rights to make and sell certain products solely to the Company. Pursuant to Section 8(a), the Biocell Agreement may not be modified without a writing, signed by each party thereto.

10.

Pursuant to Section 16.4 of the Chase Paymentech Select Merchant Payment Card Processing Agreement (UK Processing) between the Company, Paymentech, LLC, and J.P. Morgan Europe, dated May 8, 2009, as amended (“UK Paymentech Agreement”), the Company may not assign its responsibilities under the UK Paymentech Agreement without the prior written consent of Paymentech, LLC.

11.

Pursuant to Section 15.3 of that certain Chase Paymentech Select Merchant Payment Instrument Processing Agreement between the Company, Paymentech, LLC, and J.P. Morgan Chase Bank, N.A., dated in November 2011 (“US Paymentech Agreement”), any transfer or assignment of the US Paymentech Agreement without the prior written consent of Paymentech, LLC, is null and void.

12.

The Company is a party to a Commercial Card Classic Application and Agreement with JP Morgan Chase Bank, N.A., dated April 8, 2014 (“Chase Agreement”), whereby it is issued a

MasterCard corporate credit card with a limit of $400,000. This Chase Agreement and the credit card may not be assigned or transferred.

13.

The Company has a corporate credit card with American Express with no pre-set spending limit. Pursuant to that certain Card Acceptance Agreement between the Company, American Express Travel Related Services Company, Inc., and America Express Payment Services Limited, dated February 24, 2009, the Company may not assign such agreement without the prior written consent of an American Express entity.

14.

The permits set forth on Schedule 2.25 are non-transferable and non-assignable.

15.

Pursuant to Section 11.6 of that certain Services Agreement between Company and Calgary Foreign Exchange Ltd., doing business as Gointerpay, dated January 23, 2015 (“Gointerpay Agreement”), the Company may not assign or transfer the rights granted under the Gointerpay Agreement without Gointerpay’s prior written consent.

16.

The Company has agreed to that certain Amazon Services Europe Business Solutions Agreement, which requires the written consent of Amazon EU Sarl and Amazon Services Europe Sarl prior to assignment.

17.

Pursuant to Section 9(b) of that certain Distribution Agreement between Company and Lune North America, Inc., dated April 24, 2014 (“Lune Agreement”), the Company shall not assign, sell, or transfer the Agreement without the express written consent of the other party.

18.

Pursuant to Section 8(a) of that certain ZMA Licensing Agreement between the Company and SNAC System, Inc., dated August 27, 2015, the Company shall not assign or transfer any rights or obligations without the prior written consent of SNAC System, Inc.

Schedule 2.5

Subsidiaries

Subsidiary Name	Record Owner	Jurisdiction of Organization
Acnegen, LLC	W/R Group, Inc.	Delaware
Adrian London, LLC	W/R Group, Inc.	Delaware
Anagen Research, LLC	W/R Group, Inc.	Delaware
Babylabs, LLC	W/R Group, Inc.	Delaware
Biomedx Research, LLC	W/R Group, Inc.	Delaware
Biovea, LLC	W/R Group, Inc.	Arizona
Enraged Nutrition, LLC	W/R Group, Inc.	Delaware
Globepill, LLC	W/R Group, Inc.	Delaware
KeratinMD Laboratories, LLC	W/R Group, Inc.	Delaware
Mycogenix, LLC	W/R Group, Inc.	Delaware
Newton-Everett, LLC	W/R Group, Inc.	Arizona
Oralgen, LLC	W/R Group, Inc.	Delaware
Probiogen, LLC	W/R Group, Inc.	Delaware
Protek Trading, LLC	W/R Group, Inc.	Delaware
The Pure Guild, LLC	W/R Group, Inc.	Arizona
Pureemu, LLC	W/R Group, Inc.	Delaware
Tcentials, LLC	W/R Group, Inc.	Delaware
Zooez, LLC	W/R Group, Inc.	Delaware
Centium, LLC	Globepill, LLC	Delaware
Eurovital, LLC	Globepill, LLC	Delaware

Schedule 2.6

Compliance with Laws

1.

VAT Taxes.  The Company exports several of its products to countries in the European Union (“EU”) through fulfillment centers, from which its products are then distributed and sold to consumers in the EU.  The Company may be obligated to register in certain countries in the EU in which it sells products for purposes of paying value-added tax (“VAT”) on retail sales in such countries. There is a possibility that certain legal authorities in some EU countries might attempt to assess or levy VAT taxes in respect of the Company’s sales of its products in one or more of those countries.

All such VAT tax liabilities assessed or levied against the Company and/or its Stockholders through and including the Closing Date are Excluded Liabilities under the Asset Purchase Agreement, and the Company and its Stockholders have agreed to indemnify the Purchaser and DS Healthcare for such Excluded Liabilities pursuant to Section 6.1(b) of the Asset Purchase Agreement.

2.

EU Product Registration Requirements.   The Company and the Stockholders have represented to DSH and the Buyer that the conduct and operations of the Business of the Company and its subsidiaries are in full compliance with all rules and regulations of the United States Food and Drug Administration (the “FDA”) and all of the products sold by the Company or its subsidiaries outside of the United States that might otherwise require registration under the laws of any such foreign jurisdiction, are vitamin supplements or nutraceutical products that would not otherwise require registration with or approval by the FDA if such products had been sold within the United States.

The Company may also be subject to inspection by certain regulatory authorities in the EU and its member nations who govern the sale and distribution of certain products in the EU and its member nations, including but not limited to those under product labeling laws, pharmaceutical regulations, controlled substance laws and the requirement of prior authorization or registration of certain products deemed to be “pharmaceuticals”.   As a result, and due to continuously changing regulations, in certain cases, the Company or its subsidiaries may be blocked from selling certain products in the EU market in the future and may be forced to significantly modify some products, which could have a material impact on its future revenues. The Company believes that due to its large assortment of products that it currently distributes and many other products under development, it is well positioned to adapt to changing regulations and/or potential restrictions.

Any liabilities, fines, penalties or debts, as determined, claimed and assessed by applicable governmental agencies or authorities, that the Stockholders, the Company or its subsidiaries may incur by reason of any unauthorized sales of products in the EU that occurred or may occur prior to the Closing Date, but not any costs of product development or adaptation in response to changing regulations and/or potential restrictions as described above, are Excluded Liabilities under the Asset Purchase Agreement and the Company and its Stockholders have agreed to indemnify the Purchaser and DS Healthcare from any liabilities in respect thereof.

3.

Other.

(a)

The Company sells certain products containing minoxidil outside the United States that have not been registered with the FDA. The Company does not sell such products within the United States.

(b)

The manufacturers of the products that the Company sells are responsible for ensuring compliance with the Current Good Manufacturing Practice (CGMP) regulations of the FDA.

Schedule 2.7

Financial Statements

The consolidated financial statements of W/R Group, Inc. and its consolidated subsidiaries have been furnhised to DS Healthcare Group, Inc., and include the assets and liabilities and results of operations on a pro-forma combined basis (after intercompany eliminations) of WR Group IC-Disc, Inc., a Nevada corporation (“DiscCo”) which is wholly-owned by Stefan Russell.

{00171828.1 / 5042.003}

Schedule 2.8

Absence of Certain Changes

1.

Certain products are delayed during routine inspections in the various countries in which such products are sold. At any given time and in the ordinary course of its business, the Company may have approximately $300,000 to $400,000 in inventory held in a customs inspection.

2.

The Company has paid down a short term business note to a remaining balance of $187,000.

Schedule 2.9

Undisclosed Liabilities

1.

The purchase orders set forth on the attachment to this Schedule 2.9 are currently confirmed orders subject to fulfillment by the Company.

2.

The Company accrues certain amounts based on net income for payment of tax distributions to the Stockholders each year.

Schedule 2.10

Tax Matters

1.

Attached please find the IRS assignment of Employer Identification Number for the Company.

2.

Attached are the 2014 and 2013 federal income tax returns for W/R Group, Inc.

3.

Attached please find the Tax Returns for WR Group-IC Disc Inc. for 2012:

4.

Attached please find the Tax Returns for WR Group-IC Disc Inc. for 2013:

5.

Attached please find the Tax Returns for WR Group-IC Disc Inc. for 2014:

6.

See also Schedule 2.6.

Schedule 2.11

Assets

No disclosure.

Schedule 2.13

Real Property Leases

1.

Standard Industrial/Commercial Multi-Tenant Lease between the Company and Hunnicutt Gravenstein, LLC, dated November 10, 2014 and terminating November 30, 2016 (“Warehouse Lease”). Base rent is currently $4,138.50 per month triple net plus rental tax. The Company has an option to renew the term for one two-year period at “then prevailing market rates.” The Company may not assign such option to renew and must give the Lessor (as defined therein) 90 days advance written notice prior to the original Warehouse Lease expiration date to exercise the option to renew. The Company and Lessor shall agree upon the “market rate” within 30 days of the Company’s notice to exercise such option to renew.

2.

Standard Industrial/Commercial Multi-Tenant Lease between the Company and Comstock Family, L.L.C., dated July 5, 2001 and terminating September 30, 2016 (“Office Lease”). Base rent is currently $10,153.54 per month triple net plus rental tax, and increases to $10,565.17 per month triple net plus rental tax effective October 1, 2015 through September 30, 2016.

Schedule 2.14

Contracts

FOR PURPOSES OF SECTION 2.14 ONLY, ALL CONTRACTS ARE DISCLOSED FOR ALL PURPOSES AND SUBSECTIONS SET FORTH IN THIS SCHEDULE 2.14, AND REFERENCES TO ANY SUBSECTIONS ARE FOR SUPPLEMENTAL PURPOSES ONLY, AND IN NO WAY ARE INTENDED TO LIMIT DISCLOSURE OF ANY CONTRACT TO THAT SUBSECTION.

i.

Lease Agreements

1.

Standard Industrial/Commercial Multi-Tenant Lease between the Company and Hunnicutt Gravenstein, LLC, dated November 10, 2014 and terminating November 30, 2016 (“Warehouse Lease”).

2.

Standard Industrial/Commercial Multi-Tenant Lease between the Company and Comstock Family, L.L.C., dated July 5, 2001 and terminating September 30, 2016 (“Office Lease”).

ii.

Contracts

1.

Merchant Agreement between Global Collect Services B.V., Global Collect, B.V., and the Company, dated January 1, 2013 (“Global Collect Merchant Agreement”).

2.

Brazil Services Agreement between Company and Global Collect, B.V., dated January 1, 2013 (“Global Collect Brazil Agreement”).

3.

Services Agreement between Company and Calgary Foreign Exchange Ltd., doing business as Gointerpay, dated January 23, 2015 (“Gointerpay Agreement”).

4.

Service Contract between Biovea LLC and Alipay.com Co., Ltd., (effective date unknown), and terminated July 28, 2015 (“Alipay Agreement”).

5.

Statement of Work between Company and Coledansa (PTY) Ltd T/A Alive, dated December 11, 2013 (“Coledansa Agreement”).

6.

Statement of Work between Company and LuxRoutage, dated July 29, 2010 (“LuxRoutage Agreement”).

7.

Terms and Conditions for Merchant Agreement between Company and Paymentech, effective October 31, 2003 (“Paymentech Merchant Agreement”).

8.

Master Sales Agreement between Company and Arizona Nutritional Supplements, Inc., dated September 18, 2006 (“ANS Agreement”).

9.

Private Label Claims Agreement between Company and Health Genesis Corporation, dated January 16, 2014 (“Health Genesis Agreement”).

10.

IGEPHARMA terms of sale and sale order for product DHEA Range (“IGEPHARMA Agreement”).

11.

Manufacturing Agreement between Company and KSMK Group Inc., dated August 27, 2015 (“KSMK Agreement”).

12.

Private Label Agreement between Company and Health Group, Inc. d/b/a NOW Foods, dated February 1, 2012 (“NOW Foods Agreement”).

13.

Independent Distributor Agreement between Company and Natural Dynamics LLC d/b/a Natural Vitality, dated September 14, 2012 (“Natural Vitality Agreement”).

14.

Quality Agreement between Company and Nutritional Manufacturing Services, LLC, dated August 4, 2014 (“Nutritional Manufacturing Agreement”).

15.

Distribution Agreement between Company and Lune North America, Inc., dated April 24, 2014 (“Lune Agreement”).

16.

Trademark License Agreement between Company and Herbal Powers Corp d/b/a HP Ingredients, dated March 2, 2014 (“HP Ingredients Agreement”).

17.

Trademark License Agreement between Company and Sabinsa, dated May 12, 2015 (“Sabinsa Agreement”).

18.

Framework Contract for the Supply of Services between Company and CallPoint New Europe S.R.L (“Framework Contract”).

h.

Addendum No. 1 to the Framework Contract, dated April 13, 2010.

i.

Addendum No. 2 to the Framework Contract, April 27, 2010.

j.

Addendum No. 3 to the Framework Contract, June 1, 2011.

k.

Addendum No. 4 to the Framework Contract, dated April 13, 2010.

l.

Addendum No. 5 to the Framework Contract, dated January 1, 2013.

m.

Addendum No. 6 to the Framework Contract, April 13, 2010.

n.

Addendum No.7 to the Framework Contract, April 13, 2010.

19.

Subscription Agreement Terms between Company and Maro Solutions, Inc., effective July 1, 2013 (“Maro Agreement”).

20.

Use, Labeling, and Advertising Agreement between Company and Maypro Industries, LLC, representing Amino Up Chemical Co., Ltd., of Sapporo, Japan, effective November 3, 2014 (“AHCC Agreement”).

21.

Licensing Agreement between Company and InterHealth Nutraceuticals, dated August 8, 2014 (“Super Citrimax Agreement”).

22.

Trademark License Agreement between Company and Ge Nutrients, Inc., dated (no effective date, executed by both parties as of September 11, 2014) (“GE Nutrients Agreement”).

23.

Non-Exclusive Contract MFG. License Agreement between Company and Biocell Technology LLC, dated September 3, 2014 (“Biocell Agreement”).

24.

Chase Paymentech Select Merchant Payment Card Processing Agreement (UK Processing) between the Company, Paymentech, LLC, and J.P. Morgan Europe, dated May 8, 2009, as amended (“UK Paymentech Agreement”).

25.

Chase Paymentech Select Merchant Payment Instrument Processing Agreement (U.S. Agreement) between the Company, JP Morgan Chase Bank, N.A., and Paymentech, LLC, dated November, 7, 2011 (“US Paymentech Agreement”).

26.

Exclusive Distribution Agreement between Divine Skin, Inc. and the Company, dated March 1, 2009.

27.

Standard Patent Sublicense and Covenant Not to Sue between ThermoLife International, LLC and the Company, dated May 17, 2013 (“ThermoLife Agreement”).

iii.

Material joint venture agreements

iv.

Indebtedness over $25K or creation of security interest

v.

Agreements that limit ability for company do to business

1.

Super Citrimax Agreement

2.

Settlement Agreement between Company, Newton-Everett, LLC, Biovets, LLC, and Biovea, LLC, and Nutramax Laboratories, LLC in January 2009 (“Settlement Agreement”)

3.

ThermoLife Agreement

vi.

Employment agreement in excess of $50k

1.

Employment Agreement between the Company and James Hutz, dated September 30, 2013, as amended by that certain First Amendment to Employment Agreement, dated July 31, 2015.

2.

Employment Agreement between the Company and Justin D. Perrigo, dated May 9, 2008.

vii.

Officer/director/stockholder agreements

1.

Stock Buy-Sell Agreement between the Company and each of the Stockholders, dated January 3, 2005.

viii.

Agreements for capital expenditures in excess of $25k

ix.

Agreements that termination would cause a Company Material Adverse Effect

1.

Framework Contract as modified by its Addendums

2.

LuxRoutage Agreement

2.

Coledansa Agreement

3.

Global Collect Merchant Agreement

4.

Global Collect Brazil Agreement

5.

Paymentech Merchant Agreement

6.

UK Paymentech Agreement

7.

US Paymentech Agreement

8.

The Company contracts with Google AdWords for their services. Termination of such services would cause a Material Adverse Effect to the Company.

x.

Agreements requiring indemnification by the Company

1.

Warehouse Lease

2.

Office Lease

3.

Global Collect Merchant Agreement

4.

Global Collect Brazil Agreement

5.

Gointerpay Agreement

6.

Paymentech Merchant Agreement

7.

Health Genesis Agreement

8.

NOW Foods Agreement

9.

Lune Agreement

10.

InterHealth Agreement

11.

GE Nutrients Agreement

12.

Biocell Agreement

13.

UK Paymentech Agreement

14.

US Paymentech Agreement

15.

ThermoLife Agreement

xi.

Any agreement related to future sale of securities

xii.

Any other agreement not in ordinary course of business

Schedule 2.15

Accounts Receivable

No disclosure.

Schedule 2.16

Powers of Attorney

The Merchant Agreement between Global Collect Services B.V., Global Collect B.V., and the Company dated January 1, 2013 (“Global Collect Merchant Agreement”) includes a power of attorney on behalf of the Company to Global Collect Services B.V to process certain transactions.

Schedule 2.17

Insurance

Policy Name	Policy Number	Carrier	Term
Commercial Insurance	BKS (15) 56 40 19 47	Liberty Mutual Insurance	9/18/2014 – 9/18/2015
Commercial Insurance	PHSD984041	Philadelphia Insurance Companies	9/18/2014 – 9/18/2015
Commercial Auto	BA 1068533	Liberty Mutual Insurance	9/18/2014 – 9/18/2015
Commercial Umbrella and Excess Liability	USO (15) 56 40 19 47	Liberty Mutual Insurance	9/18/2014 – 9/18/2015
Workers’ Compensation and Employers Liability	181567-06	Republic Indemnity

1.

The Company intends to timely renew the insurance policies set forth in the above table.

2.

Approximately $1.5 million in inventory of the Company is currently held in a warehouse in Luxembourg pursuant to the LuxRoutage Agreement. Such inventory is insured up to 800,000 EURO.

3.

Approximately $120,000 in inventory of the Company is currently held in a warehouse in Gauteng, South Africa pursuant to the Coledansa Agreement.  Pursuant to the Coledansa Agreement, Coledansa will provide limited liability insurance up to $50,000 for products stored in the warehouse.

Schedule 2.18

Warranties

The standard terms and conditions of sale are set forth at the following link: http://www.protektrading.com/#!terms-and-conditions/c1s5q.

Schedule 2.19

Litigation

In January 2009, the Company and certain of its subsidiaries entered into a settlement agreement and release with Nutramax Laboratories, Inc. in respect of certain alleged trademark infringement.  See attached agreement.

The company received a letter, dated August 7, 2015, from counsel to Glykon Technologies Group, LLC (“Glykon”), demanding that the Company’s subsidiary, Newton Everett, LLC, immediately cease and desist using the mark “Glucorex” as it infringes on Glykon’s federally registered trademark GLOCOREX. The Company has discontinued sale of its “Glucorex” product in the United States, but is still using the mark “Glucorex” in other territories.

See also, Schedule 2.6.

Schedule 2.20

Employees

1.

Employment Agreement between the Company and James Hutz, dated September 30, 2013, as amended by that certain First Amendment to Employment Agreement, dated July 31, 2015. James Hutz is Chief Operations Officer of the Company.

2.

 Employment Agreement between the Company and Justin D. Perrigo, dated May 9, 2008 (“Perrigo Employment Agreement”). Justin Perrigo is the Distribution Director of the Company. Pursuant to Section 1.4 of the Perrigo Employment Agreement, Mr. Perrigo is entitled to a payment in the amount of one-year’s salary in the event he is terminated by the Company with or without cause within 90 days of a Change in Control (as defined in the Perrigo Employment Agreement). The Company does not intend to terminate the employment of Mr. Perrigo.

3.

Certain warehouse personnel employed by the Company have not executed the Company’s form of Employee Proprietary Information, Assignment of Inventions, Confidentiality, and Non-Solicitation Agreement.

4.

The Company maintains an Employee Handbook, containing its policies and benefits, including paid time off (PTO).

5.

The Company has entered into an Independent Contractor Agreement, dated July 24, 2015, with Joshua Kim, to provide English to Korean translations.

6.

See attachment to this Schedule 2.20, listing all employees earning over $50,000, along with such person’s position.

Schedule 2.21(b)

Company Employee Benefit Plans

1.

The Company provides medical and dental insurance through Cigna and Vision Insurance through Humana. The Company pays 50% of the employee premium for such plans during the first year of employment, 75% of the employee premium for such plans during the second year of employment, and 100% of the employee premium for such plans thereafter. Additionally, the Company pays 50% of spouse and family coverage, commencing at employment with the Company.

a.

These insurance coverages are provided under a stand-alone Employee Welfare Benefit Plan, as that term is defined in ERISA Section 3(1).

b.

At all times up to and including the date of this disclosure, this Employee Welfare Benefit Plan has had fewer than 100 participants at the beginning of the plan year, and all benefits thereof have been provided exclusively through insurance contracts or policies issued by an insurance company of similar organization qualified to do business in all states in which such participants have been employed by the Company, thereby qualifying for the limited exemption for certain small welfare plans as provided under 29 CFR 2520.1094-20.

c.

With this in mind, attached are the following documents pertaining to this Employee Welfare Benefit Plan:

i.

WR Group Open Enrollment Summary for the Plan Year January 1, 2015, to December 31, 2015;

ii.

Cigna Open Access Plus health insurance Summary of Benefits and Coverage for the Period January 1, 2015, to December 31, 2015, which includes directions for obtaining corresponding plan document;

iii.

Cigna Open Access Plus health insurance Summary of Benefits (In-Network and Out-of-Network), dated January 1, 2015;

iv.

Cigna Open Access Plus High Deductible Health Savings Account health insurance Summary of Benefits and Coverage for the Period January 1, 2015, to December 31, 2015, which includes directions for obtaining corresponding plan document;

v.

Cigna Open Access Plus High Deductible Health Savings Account health insurance Summary of Benefits (In-Network and Out-of-Network), dated January 1, 2015;

vi.

Cigna Dental PPO dental insurance Summary of Benefits, effective January 1, 2015, which includes directions for obtaining complete list of eligible conditions;

vii.

HumanaVision Vision Care vision insurance Specialty Benefits Summary, which includes directions for obtaining more detailed benefits certificate.

2.

The Company offers a Vanguard SIMPLE IRA, which is a Simple Retirement Account as provided under Section 408(p) of the Internal Revenue Code, to employees, whereby the Company matches employee contributions dollar for dollar, up to 3% of each employee’s salary.

a.

Coverage is registered through execution and filing of Form 5304-SIMPLE when no financial institution is designated and Form 5305-SIMPLE when a financial institution is designated.  Attached are such forms as utilized by the Company, including Form 5305-SIMPLE and corresponding SIMPLE IRA Plan Authorization executed by Carey Williams.

b.

Pursuant to Internal Revenue Service Notice 98-4 Q&A K-4, the attached Form 5304-SIMPLE (revised September 2008) and Form 5305-SIMPLE (revised August 2005) are effective model forms for the Vanguard SIMPLE IRA.

c.

Pursuant to Internal Revenue Service Notice 98-4 Q&A E-4 and J, Employee Election requirements are satisfied by the Company’s utilization of the Model Salary Reduction Agreement at Page 3 of Forms 5304-SIMPLE and 5305-SIMPLE.

d.

Pursuant to Internal Revenue Service Notice 98-4 Q&A G-1, Employer Administrative and Notification requirements, including without limitation those pertaining to Summary Plan Descriptions as referenced in Internal Revenue Service Notice 98-4 Q&A H-1, are satisfied in full by the Company’s utilization of the Model Notification to Eligible Employees at Page 3 of Forms 5304-SIMPLE and 5305-SIMPLE, together with providing a completed copy of pages 1 and 2 of such forms that reflect the terms of the Company’s plan.

e.

As indicated in the instructions for each form, reporting requirements do not include the filing of a Form 5500 or Form 5500-EZ and are satisfied by the Company reporting to the IRS which eligible employees are active participants in the SIMPLE IRA and the amount of the Company’s salary reduction contributions to the SIMPLE IRA in Box 12a of each employee’s Form W-2.  Please note, however, that such contributions have been identified inadvertently using Letter Code D, which pertains to SIMPLE 401(k) plans, as opposed to Letter Code S, which pertains to deferrals made under a SIMPLE IRA plan.  This will need to be corrected moving forward in order to avoid any further inadvertent reporting errors and any resulting confusion.  To that end, the Company has corrected the

Letter Code notation from D to S in its accounting software and payroll management system.

3.

As reflected in the attached Employee Cost Summary, updated as of August 2015, which also documents Company contributions for insurance and the Vanguard SIMPLE IRA, salaries, Medicare and Social Security withholdings, workman’s compensation and Federal and state unemployment withholdings, Company employees, in amounts equal to five percent (5%) of annual salary for management level employees and equal to one pay period for non-management level employees are distributed beginning in December of each year and ending by the end of the year.  For employees newly hired during the year, such bonuses are pro-rated.  Under no circumstances are such bonuses deferred beyond the two and a half month period after the year for which they are earned, such that any requirements under Internal Revenue Code Section 409A are implicated.

4.

The Company maintains an Employee Handbook, containing its policies and additional benefits, including paid time off (PTO).

Schedule 2.21(j)

Key Agreements

1.

Employment Agreement between the Company and James Hutz, dated September 30, 2013, as amended by that certain First Amendment to Employment Agreement, dated July 31, 2015 (“Hutz Employment Agreement”). James Hutz is Chief Operations Officer of the Company. If Mr. Hutz is employed by the Company upon a Change in Control (as defined in the Hutz Employment Agreement), he shall be entitled to compensation based on the total transaction proceeds that exceed $10,000,000.00, as calculated by the Company’s accountant, and shall be paid in the same form and proportions as the total transaction proceeds. The Change in Control compensation shall be calculated by multiplying the total transaction proceeds in excess of $10,000,000.00 by five percent (5%). Such compensation is payable to Mr. Hutz within sixty (60) days of the Change in Control.

2.

Employment Agreement between the Company and Justin D. Perrigo, dated May 9, 2008 (“Perrigo Employment Agreement”). Justin Perrigo is the Distribution Director of the Company. Pursuant to Section 1.4 of the Perrigo Employment Agreement, Mr. Perrigo is entitled to a payment in the amount of one-year’s salary in the event he is terminated by the Company with or without cause within 90 days of a Change in Control (as defined in the Perrigo Employment Agreement). The Company does not intend to terminate the employment of Mr. Perrigo.

Schedule 2.24

Customers

No disclosure.

Schedule 2.25

Permits

1.

FDA – Food Facility Registration held by Newton Everett, LLC (dated 12/18/2014)

2.

Transaction Privilege Tax License issued to the Company, effective August 1, 2006. This license is not transferable.

3.

Transaction Privilege Tax License issued to the Company for the current license period of January 1, 2015 through December 31, 2015. This license is not transferable.

4.

Non-RX Retailer Category II permit issued to Carey Williams and Stefan Russell, expiring October 31, 2016. This permit is non-transferable and will require a new application to be submitted to the Arizona State Board of Pharmacy.

Schedule 2.26

Certain Business Relationships with Affiliates

The Company and DiscCo are parties to that certain Exporter Commission Agreement, dated April 1, 2008 (“DiscCo Commission Agreement”), whereby the Company appointed the DiscCo as its commission agent for all sales of export property by the Company. The DiscCo is an interest charge domestic international sales corporation within Section 992(a)(1) of the Internal Revenue Code. Pursuant to the DiscCo Commission Agreement, a commission is paid to the DiscCo and the DiscCo recognizes income and pays a dividend to its owners. The Company and DiscCo intend to terminate the DiscCo Commission Agreement as soon as practicable following closing.

Schedule 2.27

Brokers’ Fees

 No disclosure.

Schedule 2.29(a) and (b)

Intellectual Property

1.

The attachment to this Schedule 2.29(a) and (b) sets forth all issued trademarks registered by the Company, the registration or application number, the date filed, and the names of the jurisdictions covered.

2.

The attachment to this Schedule 2.29(a) and (b) sets forth all trademark applications that have been abandoned by the Company. The Company still uses these trademarks in the conduct of its business, except that it uses “Coseflex-DS” in accordance with the Settlement Agreement and Release with Nutramax Laboratories, LLC. Additionally, the Company has discontinued sale of the “Glucorex” product in the United States.

3.

The Company and its subsidiaries, Newton-Everett, LLC, Biovets, LLC, and Biovea, LLC (“collectively, the “WRG Parties”), entered into that certain Settlement Agreement and Release with Nutramax Laboratories, LLC in January 2009 (“Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, the WRG Parties agreed to never use the Cosequin or Coseflex marks, or any confusingly similar mark, or the terms “Cose” or “quin” in connection with the sale or advertising of any product for animals or humans, and that the WRG Parties shall not apply for trademark registration with respect to any Nutramax trademark or with respect to the words “Coseflex,” “Cose,” “Cosa,” or “quin,” among other covenants on behalf of the WRG Parties in certain territories as fully set forth in the Settlement Agreement.

4.

The Company owns proprietary software developed by its IT employees, which is used as an administrative, enterprise, and inventory system for back-end operation of the business.

5.

Pursuant to that certain Standard Patent Sublicense and Covenant Not to Sue between ThermoLife International, LLC and the Company, dated May 17, 2013 (“ThermoLife Agreement”), the Company was granted a license to certain patents for use with respect to certain products of the Company, including without limitation Isotropin Diet, Isotropin HGH-R, Isotropin Rejuvenation, Noxadrene, Senstra, and Vialafil, in exchange for a one-time royalty payment of $10,000. The license terminates on June 23, 2018.

6.

The Company owns the following domain names:

DOMAIN NAME	RESISTRAR

7keto.co.uk	register
7keto-info.com	marcaria
918llc.com	register
acai-france.info	register
acai-info.com	marcaria
acnegen.com	register

adrianlondon.com	register
adrian-london.com	register
african-mango-info.com	marcaria
agestop.co.uk	register
agestop.net	register
agestop-uk.com	register
aminoforce.com	eurodns.com
anagenresearch.com	register
anagen-research.com	register
anastore.fr	eurodns.com
appletrim.com	register
arthrolactin.com	register
avrologistic.com	eurodns.com
avrologistics.com	eurodns.com
babylabs.com	register
beavea.com	register
beovea.com	register
biomedx-research.com	register
biovea.ae	marcaria
biovea.at	eurodns.com
biovea.be	eurodns.com
biovea.biz	eurodns.com
biovea.cc	register
biovea.ch	eurodns.com
biovea.cl	marcaria
biovea.co	register
biovea.co.ee	eurodns.com
biovea.co.in	eurodns.com
biovea.co.jp	marcaria
biovea.co.nl	eurodns.com
biovea.co.no	marcaria
biovea.co.nz	eurodns.com
biovea.co.uk	register
biovea.co.za	marcaria
biovea.com	register
biovea.com.ar	eurodns.com
biovea.com.bo	eurodns.com
biovea.com.co	eurodns.com
biovea.com.de	eurodns.com
biovea.com.es	eurodns.com
biovea.com.hk	marcaria
biovea.com.mx	marcaria
biovea.com.pe	eurodns.com

biovea.com.pl	eurodns.com
biovea.com.pt	eurodns.com
biovea.com.py	eurodns.com
biovea.com.sg	marcaria
biovea.com.tw	eurodns.com
biovea.com.uy	eurodns.com
biovea.cz	eurodns.com
biovea.de.com	101domain.com
biovea.dk	eurodns.com
biovea.es	eurodns.com
biovea.fr	eurodns.com
biovea.gr	eurodns.com
biovea.hk	marcaria
biovea.hk.com	marcaria
biovea.hu	eurodns.com
biovea.im	eurodns.com
biovea.in	eurodns.com
biovea.info	eurodns.com
biovea.it	eurodns.com
biovea.jp	register
biovea.kr	marcaria
biovea.li	eurodns.com
biovea.lt	eurodns.com
biovea.lu	eurodns.com
biovea.lv	eurodns.com
biovea.me	eurodns.com
biovea.mobi	eurodns.com
biovea.mx	marcaria
biovea.net	register
biovea.nl	eurodns.com
biovea.no	marcaria
biovea.nu	eurodns.com
biovea.org	eurodns.com
biovea.pl	eurodns.com
biovea.pt	marcaria
biovea.ro	eurodns.com
biovea.ru	eurodns.com
biovea.se	eurodns.com
biovea.sg	marcaria
biovea.si	101domain.com
biovea.sk	eurodns.com
biovea.tel	eurodns.com
biovea.tv	register

biovea.tw	eurodns.com
biovea.us.com	register
biovea.vn	eurodns.com
biovea.ws	register
bioveaapotheke.com	eurodns.com
biovea-apotheke.com	register
bioveaapotheke.de	eurodns.com
biovea-apotheke.de	eurodns.com
biovea-argentina.com	register
bioveaaustralia.com	register
biovea-australia.com	register
biovea-brasil.com	eurodns.com
biovea-brasil.com.br	eurodns.com
biovea-brazil.com	eurodns.com
bioveacanada.com	register
biovea-canada.com	register
bioveadeutschland.com	eurodns.com
biovea-deutschland.com	register
bioveadeutschland.de	eurodns.com
bioveaespana.com	register
biovea-espana.com	name.com
bioveaeurope.com	register
biovea-europe.com	register
biovea-europe.eu	eurodns.com
bioveafrance.com	register
biovea-france.com	register
bioveaitalia.com	register
biovea-italia.com	register
biovea-mexico.com.mx	marcaria
bioveaportugal.com	eurodns.com
biovea-portugal.com	register
biovea-uk.co.uk	eurodns.com
biovea-uk.com	register
biovea-venezuela.com	eurodns.com
biovia.com	eurodns.com
biovital.co.uk	register
celexil.com	register
colicure.com	register
cosaflex.com	eurodns.com
coseflex.com	register
cosiflex.com	eurodns.com
creadrene.com	eurodns.com
dhea-france.com	register

dhea-france.org	register
dhea-info.co.uk	register
dhea-info.org	register
dhea-info.uk.com	101domain.com
dheasante.com	eurodns.com
dheasante.fr	eurodns.com
doxylamine-succinate.com	marcaria
ebeautesante.com	register
edhea.com	register
enraged.com	register
enragednutrition.com	register
enraged-nutrition.com	register
erexil.com	eurodns.com
euro-dhea.com	register
eurovital.be	eurodns.com
eurovital.ch	eurodns.com
eurovital.co.uk	eurodns.com
eurovital.com	eurodns.com
eurovital.com	register
eurovital.es	eurodns.com
eurovital.fr	eurodns.com
eurovital.gr	eurodns.com
eurovital.it	eurodns.com
eurovital.net	eurodns.com
eurovital.pl	eurodns.com
firstbiotic.com	register
foligain.com	register
garcinia-info.com	marcaria
gelenknahrung.de	register
glucosamine-france.com	register
glucosamine-info.co.uk	register
glucosamine-info.com	marcaria
glucosamin-info.de	register
hgh-info.co.uk	register
hoodiadrene.com	eurodns.com
hoodiaforce.com	namesbeyond
hoodia-force.com	eurodns.com
hoodia-lean.com	register
immunorite.com	eurodns.com
infodhea.com	eurodns.com
info-dhea.net	marcaria
info-hcg.com	marcaria
info-hgh.com	marcaria

info-minoxidil.com	marcaria
info-progesterone.com	marcaria
janamed.co.uk	register
janamed.com	eurodns.com
juicerite.co.uk	eurodns.com
juice-rite.co.uk	eurodns.com
juicerite.com	register
juice-rite.com	eurodns.com
juicerite.net	eurodns.com
juice-rite.net	eurodns.com
kavakava-info.com	marcaria
kava-kava-uk.co.uk	eurodns.com
keratinmd.com	marcaria
labodiscount.co.uk	register
leguidedesvitamines.com	register
lyconcepts.com	register
maca-france.info	eurodns.com
maca-info.net	marcaria
melatonine.co	register
melatonine-france.com	register
melatonine-france.org	register
melatonin-info.co.uk	register
melatonin-info.com	register
melatonin-info.de	register
melatonin-info.uk.com	101domain.com
minoxidil.at	eurodns.com
minoxidil.cc	register
minoxidil.fr	marcaria
minoxidil.se	eurodns.com
minoxidil-australia.com	register
minoxidil-ch.com	eurodns.com
minoxidil-de.com	register
minoxidil-deutschland.com	register
minoxidil-deutschland.de	eurodns.com
minoxidil-espana.com	register
minoxidil-for-women.co.uk	register
minoxidil-france.com	register
minoxidil-info.co.uk	register
minoxidil-italia.com	register
minoxidil-uk.co.uk	register
minoxin.com	register
mycogenix.com	marcaria
neubody.com	eurodns.com

neulook.com	register
neulook.com	register
neulook.net	register
newbody.com	eurodns.com
newton-everet.com	register
newtoneverett.com	register
newton-everett.com	register
noxadrene.com	eurodns.com
noxadrine.com	eurodns.com
nuebody.com	register
nupearl.com	marcaria
ocuvisi.com	eurodns.com
oralgen.com	register
oxotrim.com	register
patriciazwisler.com	register
pregnenolone-info.com	marcaria
pressuril.com	eurodns.com
probiogen.com	register
prodermhgh.com	register
prodrene.com	register
progentics.com	register
progesterone.fr	marcaria
prostaze.com	register
protektrading.com	eurodns.com
protek-wholesale.com	eurodns.com
pureemu.com	register
raspberry-ketone-info.com	marcaria
respitrin.com	register
scottsdaleluxurymotors.com	register
senstra.com	eurodns.com
serafinarussell.com	register
sleep-aid-info.com	marcaria
slendersol.com	register
slimhelp.co.uk	register
slimhelp.net	register
slimhelp-uk.com	register
sluxury.com	register
stefanrussell.com	register
stellarussell.com	register
steroides.fr	eurodns.com
striagen.com	register
striagen.fr	eurodns.com
striagen-ds.com	eurodns.com

supercarsundays.com	register
superflex3.co.uk	eurodns.com
superflex3.com	register
superflex-3.com	register
superflex3.de	eurodns.com
superhormones.fr	eurodns.com
synoplus.com	register
tcentials.com	register
testrogain.co.uk	register
testrogain.com	register
thyroxite.com	register
valafil.com	eurodns.com
veabio.com	register
veaderm.com	register
vialafil.com	register
vialafil.es	eurodns.com
vialafil.fr	eurodns.com
vialafil.ru	eurodns.com
vialfil.com	register
vilafil.com	eurodns.com
vitamines-france.com	register
vitasource.info	register
vitasource.org	register
wellstra.com	eurodns.com
wp-wrg.com	register
wrgroup.com	register
wrgroup.net	register
wrgroup.org	register
xanthadrene.com	eurodns.com
xenadrine.fr	eurodns.com
yohimbe-info.com	marcaria
zoeez.com	register

Schedule 2.29(c)

Intellectual Property Rights

No disclosure.

Schedule 2.29(e) and (f)

Intellectual Property Infringement

1.

The Company received a letter, dated November 6, 2014, from Greencoat Ltd, an entity existing in the United Kingdom (“Greencoat”), regarding medical claims made by the Company and/or one or more of its subsidiaries in connection with the marketing of “SUPERFLEX-6” and “SUPERFLEX-3.” Greencoat alleges that medical claims made on a website owned by the Company and/or one or more of its subsidiaries are misleading to consumers and has resulted in Google blocking websites containing the term “SUPERFLEX.” In a separate letter, dated September 24, 2014, counsel on behalf of Greencoat demanded that the Company (or one or more of its subsidiaries) immediately cease selling products labeled with the term “SUPERFLEX” and remove all associated advertisements and marketing or promotional materials containing the term “SUPERFLEX” because such use infringes on Greencoat’s registered trademark of the term “SUPERFLEX.” The Company has not received further communication from Greencoat on this matter and the Company does not intend to change the name of this product.

2.

The company received a letter, dated August 7, 2015, from counsel to Glykon Technologies Group, LLC (“Glykon”), demanding that the Company’s subsidiary, Newton Everett, LLC, immediately cease and desist using the mark “Glucorex” as it infringes on Glykon’s federally registered trademark GLOCOREX. The Company has discontinued sale of its “Glucorex” product in the United States, but is still using the mark “Glucorex” in other territories.

Schedule 4.2(b)

Consents

1.

Standard Industrial/Commercial Multi-Tenant Lease, dated November 10, 2014, between the W/R Group, Inc., an Arizona corporation (the “Company”), and Hunnicutt Gravenstein, LLC.

2.

Standard Industrial/Commercial Multi-Tenant Lease, dated July 5, 2011, between the Company and Comstock Family, L.L.C.

3.

Framework Contract for the Supply of Services between Company and CallPoint New Europe S.R.L., as modified by each of the addendums set forth below:

d.

Addendum No. 1 to the Framework Contract, dated April 13, 2010.

e.

Addendum No. 2 to the Framework Contract, April 27, 2010.

f.

Addendum No. 3 to the Framework Contract, June 1, 2011.

g.

Addendum No. 4 to the Framework Contract, dated April 13, 2010.

h.

Addendum No. 5 to the Framework Contract, dated January 1, 2013.

i.

Addendum No. 6 to the Framework Contract, April 13, 2010.

j.

Addendum No.7 to the Framework Contract, April 13, 2010.

4.

Super Citrimax Licensing Agreement, dated August 8, 2014, between the Company and InterHealth Nutraceuticals Incorporated.

5.

Non-Exclusive Contract Manufacturing License Agreement, dated September 3, 2014, between Biocell Technology LLC, and Coastal Earth Limited.

6.

Distribution Agreement, dated April 24, 2014, between the Company and Lune North America, Inc.

7.

ZMA Licensing Agreement, dated August 27, 2015, between the Company and SNAC System, Inc.

Schedule 4.13

Allocation of Total Consideration

To be supplied prior to Closing

DS HEALTHCARE GROUP, INC.

DISCLOSURE SCHEDULE

Pursuant to (A) that certain Amended and Restated Asset Purchase Agreement, dated as of December 23, 2015  (the “Agreement”), by and among DS Healthcare Group, Inc., a Florida corporation (the “Parent”); WRG Acquisition Corporation, an Arizona corporation (the “Buyer”), W/R Group, Inc., an Arizona corporation (the “Seller”); Stefan Russell (“Russell”); and Carey Williams (“Williams” and collectively with Russell, the “Stockholders”); and (B) that certain amended and restated agreement and plan or merger and reorganization, dated as of December 23, 2015 (the “Merger Agreement”) among the Parent, WRG Acquisition Corp., a Nevada corporation (“MergerCo”), WR Group IC-Disc, Inc., a Nevada corporation (“DiscCo”)  and  Russell, solely for the purposes set forth in the Agreement and the Merger Agreement, the Parent is delivering this Disclosure Schedule to the Seller, the Stockholders, DiscCo and Russell. All terms used herein with initial capital letters have the same meanings assigned to them in the Agreement, unless otherwise defined.

The representations and warranties of the Parent and the Buyer set forth in Article III of the Agreement and the Parent and MergerCo set forth in Article III of the Merger Agreement are made and given subject to the disclosures in this Disclosure Schedule. This Disclosure Schedule should be read in its entirety.

In addition, the Disclosure Schedule is subject to the following terms and conditions:

•

All references to Section numbers are to Sections of the Agreement, unless otherwise stated.

•

All references to dollar amounts are references to U.S. dollars.

•

All references to Parent SEC Reports referred to in the Agreement are hereby deemed to include (i) all of the documents referred to in Section 3.6 of the Agreement, (ii) all Form 8-K Current Reports filed with the SEC subsequent to the August 31, 2015, and (iii) all of the Parent’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, as filed with the SEC on August 14, 2015, and (ii) the Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, as filed with the SEC on November 16, 2015.  All of the Parent SEC Reports, as so updated are available for inspection by the Parent and the Stockholders and are incorporated by this reference into this Parent and Purchaser Disclosure Schedule.

•

Information disclosed by the Parent and the Stockholders pursuant to any Section of this Disclosure Schedule will be deemed to be incorporated in and disclosed with respect to other Sections of this Disclosure Schedule to the extent the Agreement requires such disclosure. This Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article II of the Agreement; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in Article II of the Agreement, the disclosures in any numbered paragraph of this Disclosure Schedule shall qualify such other corresponding numbered paragraph in Article III of the Agreement.

•

The Parent SEC Reports and any other annexes, attachments, and exhibits to this Disclosure Schedule, if any, form an integral part of this Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein.

•

The headings and descriptions of representations, warranties, and covenants herein are for descriptive purposes and convenience of reference only and should not be deemed to affect such representations, warranties, or covenants or to limit the exceptions made hereby or the provisions hereof.

Schedule 3.2

Capitalization

Notes Payable

The Parent is party to a note for $250,000 to Douglas Ross which is secured by inventory and bears interest at 1% per month. The note originally matured on March 28, 2015 and was extended near the maturity date to July 20, 2016.  In connection with issuing the note, the Parent has also issued a warrant to purchase 30,000 common shares at $0.85 per share. The warrants expire in two years. The warrants had an aggregate relative fair value of $16,500.  In the quarter ended September 30, 2015, the note was increased from $250,000 to $450,000 on the same terms and conditions and the Parent issued an additional 12,000 warrants to the note holder at an exercise price of $2.50 per share.

Equity Securities

1.

The authorized capital stock of the Parent consists of (a) 250,000,000 shares of the common stock of the Parent, par value $0.001 per share (the “DSH Common Stock”), of which 20,148,675 shares are issued and outstanding as at December 17, 2015, excluding (i) 2,000,000 additional shares of DSH Common Stock sold to certain institutional investors for $2.50 pursuant to a registered direct offering and a Section 424B prospectus supplement filed with the SEC on December 20, 2015 (the “December Pro Sup”), (ii) 1,036,140 shares of DSH Common Stock issuable upon the exercise of outstanding options or warrants, and (iii) 1,500,000 shares of DSH Common Stock issuable upon exercise of warrants to be issued in a private placement described in the December Pro Supp; and (b) 30,000,000 shares of preferred stock, $0.001 par value per share, containing such rights and privileges as the board of director of Buyer may determine from time to time, of which no shares of preferred stock are outstanding.

2.

During the second quarter of 2015, the Parent issued 15,500 shares of common stock in aggregate to two investor relations (“IR”) firms for services valued at $28,060.  The Parent also issued an aggregate of 412,154 shares of common stock to five employees for services rendered, at an aggregate value of $380,902 which were accrued and expensed in prior periods and 5,000 shares of common stock valued at $8,200 to a director or services rendered. The Parent also issued 440,000 shares of common stock to an investor in satisfaction of a subscription to purchase the shares, cancelled $2,500 subscription and returned 6,000 shares to treasury and cancelled.  The Parent issued 200,000 forfeitable shares of common stock to a consultant valued at $328,000 for services to be rendered ratably over the upcoming year, which have been charged to equity and will be accreted to expense as the services are performed.  As of September 30, 2015, the Parent has a remaining stock subscription of $218,666.

3.

During the third quarter of 2015, the Parent issued 800,000 forfeitable shares of common stock to a distributor valued at $2,269,200 for services to be rendered ratably over the next 5 years, which have been charged to stock subscription, a component of equity, and will be accreted to expense as the services are performed.  As of September 30, 2015, the Parent has a remaining stock subscription relating to this agreement of $2,232,167.  The Parent also issued 7,251 shares to an investor relations firm and 130,307 shares to eight employees for services in aggregate valued at $367,341.  Of the shares issued to the eight employees, one of the employee received shares that have a vesting period of 1.25 years.  As of September 30, 2015, the unearned compensation for this employee was $14,118, which will ratably vest in the next twelve months.  Furthermore, the

Parent also received $500,000 from an investor for an ongoing subscription to purchase 605,000 shares valued at $1,996,500. Accordingly, as of September 30, 2015, the Parent has recorded a stock subscription of $1,496,500.

4.

Effective with the appointment of each of our three non-employee directors to the Parent’s Board during 2015, the Parent agreed to issue to each of our three non-employee directors restricted common stock that shall vest in four (4) equal tranches at the end of each fiscal quarter for the period of twelve (12) months from their respective date of appointment.  Accordingly, during 2015, the Parent granted an aggregate total of 25,000 shares of restricted common stock with an aggregate value of $67,650 based on the appointment date’s last preceding business day’s closing market price.  The aggregate amounts of these grants and their related compensation expenses for 2015-YTD were deemed immaterial and not recorded.

5.

During the third quarter of 2015, the Parent granted warrants to one of our employees to purchase 720,000 common shares.  The warrants are to be issued and vested ratably over 48 months starting on September 3, 2015 with an expiration of 15 years from each respective date of issuance.  Additionally, the Parent also granted warrants to another employee to purchase 21,614 common shares vesting over one year with an expiration of three years. These two new employees were granted the above warrants in connection with their respective employment arrangement with the Parent and the exercise price for these warrants are zero.  Accordingly, the Parent valued these warrants based on the respective grant dates of these stock-based compensation award using the value of the Parent’s underlying stock.  The aggregate estimated fair value for these warrants at grant dates of $2,746,200 was included in additional paid-in-capital with an offsetting amount recorded in unrecognized compensation costs, which is also included in additional paid-in-capital.  The unrecognized compensation costs are amortized over the vesting period of the respective employee award.  As of September 30, 2015, the unamortized unrecognized compensation cost was $2,643,975.

6.

During the fourth quarter of 2015, the Parent issued 5,930 shares to a consultant with an estimated fair value of $15,000 for services and 40,000 shares to an employee.

See Schedules of Option and Warrants attached.

Schedule 3.5

Subsidiaries

The Parent’s corporate structure is set forth below:

Incorporated

EIN Number

DS Healthcare Group, Inc.

Florida

20-8258587

Subsidiaries

DS Laboratories Inc.

Florida

Sigma Development and Holding Co., Inc.

Florida

20-8258604

Polaris Labs, Inc.

Florida

applied for

VIE (Variable Interest Entities)

Velocity Storage and Packaging, Inc.

Florida

27-02229964

Polymer Audio Research Inc.

Florida

45-5231902

Nutra Origin, Inc.

Florida

closed/inactive

The Pure Guild, Inc.

Florida

closed/inactive

Such listed Subsidiaries do not include WRG Acquisition Corporation, a recently formed Arizona corporation, and WRG Acquisition Corp., a recently formed Nevada corporation, formed for the purpose of acquiring the assets of W/R Group, Inc. and subsidiaries and consummating the triangular merger with WR Group-IC Disc, Inc., respectively.

Schedule 3.14

Owned Real Property

None

Schedule 3.15

Real Property Leases

Lease for office and production facilities –

·

The Parent is party to a lease for a total of 1,875 square feet in sales facilities located in Ashville, North Carolina. The leases provide for monthly rent of $4,725 throughout the lease term which both expires on December 31, 2015.  Effective September 30, 2014 the Parent has relocated this office to its Florida headquarters and as of September 30, 2015 is still in negotiations with the landlord to formalize the lease termination.

·

The Parent was party to a lease for 50,000 square feet in warehouse and corporate office space located in Deerfield Beach, Florida, which expired in July 2014. On June 25, 2014, commencing August 1, 2014, the Parent completed negotiations for a new lease for the same Deerfield Beach location. The terms of the new lease provide for $6.00 per square foot or $24,720 per month base rent plus $10,918 monthly in operating expenses and terminates on July 31, 2019. The lease provides for annual increases in the monthly base rent of $0.24- $0.27 per square foot.

The Parent’s Mexican facility leases 246 square feet of office space and 1,230 square feet of warehouse Mexico City, Mexico, which expires in April 2016 and provides for monthly rent of MXN 20,000 ($1,171).

Schedule 3.16

Contracts

In addition to the real property leases referred to in Schedule 3.16, the Agreement and the Merger Agreement, the Parent is a party to the following Material Contracts:

As of October 26, 2015, the Parent entered into an employment agreement with Renee Barch-Niles (the “Barch-Niles Employment Agreement”) as its new Chief Executive Officer. The Barch-Niles Employment Agreement has a term beginning October 26, 2015 and ending December 31, 2019. Per the terms, Ms. Barch-Niles shall be paid an annual base salary of $200,000 and shall be entitled to a cash bonus of up to 100% of her base salary subject to certain performance targets mutually agreed upon by both Barch-Niles and the Board of Directors. Additionally, Ms. Barch-Niles shall receive a commission equal to 3% on the gross sales amount for any new account or client acquisition that Barch-Niles brings to the Parent and closes on her own. The Parent shall also award Ms. Barch-Niles a Restricted Stock Grant of 450,000 that shall vest monthly over the course of the first 48 months following the effective date (which is equal to 9,375 shares per month). Additionally, Barch-Niles is entitled to an equity signing bonus grant of 15,924 shares that vest monthly in an amount of 1,327 shares per month for 12 consecutive months. The equity grants are subject to a make-whole in the event that the shares are worth less than $2,500,000 and $50,000, respectively, the Parent will issue additional shares to Barch-Niles to bring the value of the shares to $2,500,000 and $50,000, respectively, subject to a minimum price per share of $3.50. Lastly, Barch-Niles shall also receive warrant coverage of $100,000 per year, with a one-year expiration date calculated as the average price in the last five trading days of the year.

The Parent was a party to a note payable for $350,000 which was due on May 28, 2015.  The note payable was secured by finished goods and bore interest at 1% per month.  On June 1, 2015 the parties agreed to convert the note plus accrued interest to common shares.  Subsequently, on September 15, 2015, the Parent issued 191,202 common shares to settle the outstanding note payable of $350,000 plus accrued interest of $37,100.

The Parent is party to a note payable that was originally issued on April 20, 2015 for $250,000 and was amended on September 1, 2015 to $450,000. The note payable is secured by inventory and bears interest at 1% per month and matures on December 31, 2015. In connection with the note, the Parent has also issued warrants to purchase 30,000 common shares at $0.85 per share with an expiration date of April 20, 2017 and warrants to purchase 8,000 common shares at $2.50 per share with an expiration date of September 1, 2017. The warrants had an aggregate estimated relative fair value of $26,049, which was recorded as a discount to the note payable with an offsetting amount to additional paid-in-capital. This amount is being amortized over the life of the note payable and the unamortized discount amount at September 30, 2015 was $12,440.

On November 20, 2015, the Parent issued a letter proposal to Photomedex, Inc. and Radiancy, Inc, as “Sellers,”. to acquire 100% of the assets and properties of the consumer products divisions of Photomedex and Radiancy as well as the capital stock of two subsidiaries located in the United Kingdom and Hong Kong.

The Consumer Products are generally described as proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne and photo damage, including home-use devices under the no!no!® brand, for various indications including hair removal, acne treatment, skin rejuvenation, and lower back pain; which products are sold and distributed to spa markets, as well as traditional retail, online and infomercial outlets for home-use products.

The proposed Assets to be purchased are to consist of all of the business assets used in and necessary for the continuity of the consumer business, and specifically to include Intangible property customer lists, supplier lists, other records, websites, technology used to manage and operate the business including all software and databases; title and exclusive interests in to all patents, trademarks, trade names, registrations, web addresses, formulations, mechanical drawings, molds, digital and filmed production pieces, marketing materials, sources of supply, vendor lists/contacts, know how, and all other intellectual property associated with all consumer products previously in the market, currently in the market and all products currently in development; rights to hire employees of the consumer business;  active and viable customer sales contracts and agreements and print material inventory that has been paid for in full.  The assets to be purchased will not include inventory on hand.  However, the Parent will agree to purchase, at Sellers’ cost, all such inventory prior to sourcing inventory from third parties.  The purchased assets will not include accounts receivable or cash on hand.

The total consideration will be $10.6 million of restricted Parent Common Stock which shall be issued as 144 restricted securities, with the number of shares to be calculated based on a 30 day average closing price of the Parent Common Stock prior to the signing of the purchase agreement (the “Closing Parent Shares”).  In the event that the market value (to be defined) of the Closing Parent Shares is not at least $50.0 million by a date which shall be 12 months following the closing of the acquisition, the Parent will be obligated to issue additional shares of Parent Common Stock to make up for the short-fall, if any, in value, subject to a “cap” (to be agreed upon) on the percentage of the aggregate number of shares of Parent Common Stock to be issued and outstanding after giving effect to the issuance the total aggregate maximum number of shares of Parent Common Stock (inclusive of the Closing Parent Shares) to be issued to the Sellers.   The Parent also will agree to register the Parent Common Stock for resale, subject to reaching an agreement with Sellers to limit the public sales of the registered shares, commencing six months after the closing, to one percent of the outstanding Parent Common Stock every 90 days.

As at the date of this Disclosure Schedule a binding agreement has not, as yet, been negotiated or executed and neither the Parent nor the proposed Sellers are legally obligated to proceed with or consummate the proposed transaction.

Schedule 3.19

Insurance Policies

•

$5,000,000 Executive Edge (AIG) – DS Healthcare officers and directors liability insurance policy;

•

$5,000,000 Evanston Insurance – DS Healthcare General Liability (including Products/Completed Operations Liability) Insurance Policy;

•

The Hartford Workers Compensation and Employers Liability Policy – Velocity Storage and Packaging;

•

Technology Insurance Company - Workers Compensation and Employers Liability Policy – DS Healthcare

•

International Marine Underwriters Ocean Marine Open Cargo Policy.

See attached Insurance Policies.

Schedule 3.21

Litigation

On June 13, 2011, the Parent filed an action in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for the rescission of an investor relations and consulting agreement entered into on or about October 15, 2010 whereby the Parent paid a third party approximately $20,000 and 23,000 shares of restricted common stock in consideration of investor relations and consulting services. The Parent has demanded return of the 23,000 shares of restricted stock and recovery of costs and other damages. The third party has filed a counter claim for breach of the agreement. The Parent intends to continue vigorously defend this claim.

During 2011, the Parent filed an action in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for the rescission of an agreement entered into on or about May 18, 2010 whereby the Parent paid a third party approximately $500 and 20,000 shares of restricted common stock in consideration of consulting services. The Parent has demanded return of the 20,000 shares of restricted stock and recovery of costs and other damages. The claim was dismissed for lack of jurisdiction and the Parent re-filed the action in the Supreme Court, New York County, New York on or about January 11, 2012, seeking rescission of said agreement and the return of $500 and 20,000 shares of restricted common stock.  During March 2014, the matter was settled and each party released the other from all claims related to the action.  Under a settlement matter and general release, the defendant agreed to return to Parent treasury 10,000 shares common stock subject to the dispute, and of the remaining 10,000 shares, the defendant agreed to a one year lock up agreement covering 60% of the shares for a period of one year from the settlement date. As of September 30, 2015, the agreed shares have not been returned to the Parent.

From time to time, the Parent may be involved in various claims and legal actions arising from the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Parent’s condensed consolidated financial position or results of operations.

Schedule 3.22

List of Independent Contractors

In September 1, 2009, the Parent entered into a 10 year exclusive distribution agreement for Brazil with Gamma Investors, which also provided for minimum purchases and certain consulting services, in exchange for 300,000 shares of common stock. The agreement was amended and restated in August 2011. In addition to the distribution of our current product lines, Gamma Investors has committed to provide all required financing necessary to complete the registration and licensing in Brazil for our DS Laboratories line to be sold in Brazil. The licensure process has been completed and the Parent commenced delivery of products to Gamma during late-December 2012. The principal of Gamma Investors is Ezio da Fonseca. Mr. Fonseca also holds investment and voting control of Phoenix Investment Fund, Inc., and beneficially owns in excess of 5% of our outstanding common stock.

Throughout year ended 2014 and through the three months ended March 31, 2015, Daniel Khesin, the Parent's chief executive officer and chief financial officer received, in addition to his base compensation, reimbursement of expenses of approximately $82,000 which were for non-business related goods and services.  Furthermore, Mr. Khesin received cash payments of approximately $50,000 during 2014 that, pursuant to his executive employment agreement, were to be payable in shares of the Parent's common stock at fiscal year end. While Mr Khesin believed that these payments were received as satisfaction of certain bonus or perquisites earned by him on a monthly basis under his employment agreement, such payments, if any, required prior approval of our compensation committee, which approval was not received until subsequent to the year ended December 31, 2014. Section 402 of the Sarbanes Oxley Act of 2002 prohibits advances or loans to a director or executive officer of a public Parent. While our audit committee has concluded that the payments made to Mr. Khesin prior to board approval are not in violation of Section 402 of the Sarbanes Oxley Act of 2002, in the event it is determined any such payments were a violation of the Sarbanes Oxley Act, such violation could have a material adverse effect on the Parent, including, but not limited to criminal, civil or administrative sanctions, penalties, or investigations, in addition to potential securities litigation.

 See also Schedule 3.26.

Schedule 3.24

Environmental Matters

None

Schedule 3.25

Permits

See Business tax receipts and resales certificates on DSKX Dropbox

Schedule 3.26

Certain Business Relationships with Affiliates

In addition, Effective December 16, 2013, the Parent entered into an executive employment agreement with Daniel Khesin, its current chief executive officer, to serve as chief executive officer, for an initial term through December 31, 2018 (the “Initial Term”) and thereafter automatically renewed for successive one year terms (each, a “Renewal Term”), unless terminated upon six months prior written notice (a “Non Renewal Notice”). During the Initial Term his base salary shall be $250,000 and shall increase by 20% for any one quarterly period following a quarterly period in which the Parent is profitable. Such increases do not accumulate or carry over to subsequent periods. The base salary, commencing year ending December 31, 2014 and subject to Nasdaq Rules, includes $50,000 payable in Parent common stock valued at the closing price at the end of each calendar year during the term of the agreement. Furthermore, Mr. Khesin shall be entitled to receive an annual performance bonus, payable in stock and/or cash, based on achieving annual targets set by the board of directors.  Under the agreement Mr. Khesin shall be entitled to receive reimbursement for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties. Mr. Khesin is entitled to paid vacation as determined by the board and initially four weeks per annum. He is also entitled to participate in any pension, insurance or other employment benefit plan as maintained by the Parent for its executives, including programs of life and medical insurance. The Parent has agreed to maintain disability insurance and directors’ and officers’ liability coverage during his employment term. In the event the Parent fails to maintain a disability policy for Mr. Khesin and Mr. Khesin becomes disabled during the term of the agreement, then he shall continue to receive 25% of his base salary for a period of 10 years, or until the disability is removed.

If the Parent terminates Mr. Khesin’s employment without cause the Parent shall pay as severance pay to Mr. Khesin within 30 days following the termination date, a lump sum amount equal to 42 months of his annual base salary and all of his options, if any, shall automatically vest and become fully exercisable.  Furthermore, upon delivery of a Non Renewal Notice, the Parent shall also pay Mr. Khesin a lump sum amount equal to 42 months of his annual base salary. During the term of the agreement and for a 6 month period following the termination of the agreement, Mr. Khesin shall be subject to a non competition and non solicitation restrictions, unless his employment is terminated without cause by the Parent or upon change of control of the Parent or following a Non Renewal Notice.

In connection with the hiring of Renee Barch-Niles as its new Chief Executive Officer, in October 2015, Mr. Khesin resigned his position as CEO and remains President and a director of the Parent.

As at September 30, 2015

The Parent expensed $77,480 (2015) and $77,425 (2014) as compensation to the father of Daniel Khesin and President for consulting on various projects,

 The Parent expensed $51,174 (2015) and $0 (2014) as compensation to the sister of Daniel Khesin as a brand manager for various customers,

The Parent had receivables from a consultant, who is also a shareholder and performs various professional services, of $54,587 (2015) and $11,170 (December 31, 2014) and payables of $0 (2015) and $11,571 (December 31, 2014). In addition, the Parent had the following transactions with the consultant:

•

The Parent expensed $42,475 (2015) and $51,887 (2014) for materials needed for the assembly and manufacture of products for export,

•

The Parent paid a consultant who is a shareholder and performs outsourced COO services and was reimbursed the following:  $134,583 (2015), and $0 (2014) for outsourced COO services.

•

The Parent expensed $56,208 (2015) and $281,334 (2014) in cash and stock for IR related expenses and services.

Schedule 3.27

Brokers Fees

None